As filed with the Securities and Exchange Commission on June 26 , 2012
Registration No.  333-181040

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
____________________________
FORM S-1/A
(Amendment No. 2 )

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ORGANIC TREEHOUSE LTD.
(Exact name of registrant as specified in its charter)

Nevada	448130	27-4198202
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

120 Somerset Drive
Suffern, NY 10901
(845) 641-8534
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
 ____________________________

Gary R. Henrie, Attorney at Law
2510 E. Sunset Rd. Unit 5-779,
Las Vegas, NV 89120
(801) 310-1419
(Names, addresses and telephone numbers of agents for service)
____________________________

____________________________
Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐                                                                                                                   Accelerated filer ☐
Non-accelerated filer ☐   (Do not check if a smaller reporting company)               Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)(3)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common stock, $0.001 par value	1,080,000	$0.05	$54,000	$6.18
(1)
In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)
Estimated pursuant to Rule 457 of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee, based on the price per share paid by the selling stockholders named herein in connection with their acquisition from the issuer of the securities being registered in the in the issuer’s  recent private placement of common stock, which was consummated at a price per share of  $0.05 in April 2012.

(3)	Represents shares of the Registrant’s common stock being registered for resale that have been issued to the selling stockholders named in this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.  This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS
Subject to completion, dated             , 2012

ORGANIC TREEHOUSE LTD.

1,080,000 Shares of Common Stock

This prospectus relates to 1,080,000 shares of common stock of Organic Treehouse Ltd. that may be sold from time to time by the selling stockholders named in this prospectus.

We will not receive any proceeds from the sales by the selling stockholders.

Our common stock is presently not traded on any market or securities exchange. The 1,080,000 shares of our common stock will be sold by the selling stockholders at a fixed price of $0.05 per share for total net proceeds to the selling shareholders of $54,000 or when and if our shares are quoted on the OTC Bulletin Board at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with The Financial Industry Regulatory Authority, or FINRA, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. We have agreed to bear the expenses relating to the registration of the shares for the selling stockholders.  We are an "emerging growth company" as that term is used in the Jumpstart Our Business Startups Act of 2012 or the JOBS Act.

Any participating broker-dealers and any selling stockholders who are affiliates of broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, or the Securities Act, and any commissions or discounts given to any such broker-dealer or affiliates of a broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act.  The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.

Investing in our common stock involves a high degree of risk.  See “Risk Factors” beginning on page 8 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Prospectus is             , 2012.

You should only rely on the information contained in this prospectus.  We have not, and the selling stockholders have not, authorized any other person to provide you with different information.  This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted.  The information in this prospectus is accurate only as of the date on the front cover, but the information may have changed since that date.

SUMMARY

The items in the following summary are described in more detail later in this prospectus.  This summary provides an overview of selected information and does not contain all the information you should consider.  Therefore, you should also read the more detailed information set out in this prospectus, including the financial statements, the notes thereto and matters set forth under “Risk Factors.”

The Company

Overview

We sell new organic clothing and other eco-friendly products for infants and toddlers.  We focus on clothing made with organically grown fibers, skin products and other infant products made with organic ingredients.  We obtain these products from our suppliers who drop ship them to our sole distributor, Jubilee Rainbow, Ltd., or Jubilee.  To a limited extent, we also sell these products directly to consumers through our website.  In the case of our limited website sales, we either sell products that are held in our inventory or our suppliers drop ship the purchased products directly to consumers of the products.  At the present time approximately 98% of our sales volume comes from Jubilee, our sole distributor.  Our business is dependent on our continuing relationship with Jubilee.  We do not have any of our own stores or outlets.  Even though almost all of our present sales are derived through the distribution of our products by Jubilee, our business plan contemplates the expansion of our direct website sales.   We have two websites, www.organictreehouse.net and  www.mynaturalbabyboutique.com.

We acquire our entire product inventory from approximately 30 wholesale suppliers that are all based in the United States.  We do not manufacture any of our own products.  We have not entered into any formal supply agreements with these suppliers.  We are required to pay in full for products purchased from these suppliers.  Once we have paid in full, we instruct the suppliers to either ship the purchased inventory to us, so that we have an inventory of some of our products or drop-ship the purchased inventory directly to our customers.  We require our customers to pre-pay for products purchased on our website. The customer authorizes us to charge their credit card at the time of purchase with the understanding their credit card will be charged upon shipment. When we sell to Jubilee, however, we require payment within thirty days of their receipt of our invoice for the products purchased by them.

We are a development stage company. During the period from our inception (December 8, 2010) to March 31, 2012, we sold a total of $194,053 of our products and approximately $191,000 or approximately 98% of these total product sales were made to Jubilee. We generated a net loss of $1,446 from our inception (December 8, 2010) to March 31, 2012.  Our sales through our websites to date have been minimal (approximately $4,400 total from December 8, 2010 –inception date to March 31, 2012). We expect that ultimately the success of our company will come from our ability to develop a market for our products and sell our products through our websites. Although most of our revenue now is from the sale of products to Jubilee, we expect website sales to become a larger portion of total sales in the future and we hope that website sales will eventually surpass sales through our sole distributor although we can give no assurance that this will occur.  We have utilized the revenue from derived through Jubilee as a means to fund our marketing efforts, further development of our websites and to pay for some operating costs.  We are devoting substantially all of our efforts to establish a market for our products to generate revenue from our websites and therefore we are a development stage company.

For the three months ended March 31, 2012, we sold $89,741 worth of our products and we generated a net loss of $8,310 for this period. Jubilee resells our products to their customers, who are various retail store outlets all based in Hong Kong.  At March 31, 2012, Jubilee held a total of $40,082 or approximately 87% of our total inventory on an inventory consignment basis. We have an oral agreement to sell to Jubilee all consigned inventory held by them at a 15% markup of our cost to acquire and ship the inventory to them. We recognize the revenue from Jubilee at the time Jubilee ships this consigned inventory from their storage facilities, at prices they negotiate with their customers.

In January 2012, we began to also sell our inventory on an outright basis to Jubilee at an orally agreed-upon price of a 15% markup of our cost to acquire and ship the inventory to them.  These outright sales are different from our inventory consignment sales in that the sales terms are FOB destination point, therefore they take title to the inventory immediately upon their receipt of the inventory in Hong Kong.  We expect that all sales to Jubilee will be both on an outright basis and consigned basis in 2012 until all consigned inventory currently held by Jubilee is sold to Jubilee’s customers in 2012. Once all consigned inventory currently held by Jubilee is sold to their customers, all future sales to them will be on an outright basis and we will discontinue the consigned inventory sales model to Jubilee.  The payment for outright sales is due to us within 30 days of the receipt of the inventory. For the three month period ended March 31, 2012, we generated sales revenue on an outright basis to Jubilee, of approximately $79,000.

Our Competitive Strengths

We believe that we have the following competitive strengths:

•	Existing relationships with wholesale suppliers enabling us to obtain wholesale pricing from many of our vendors;

•	Robust website that features streamlined navigation;

•	Wide selection of organic clothing and eco-friendly baby products sourced by our President;

•	A presence, through our Vice President of Sales, in Hong Kong, a market that we believe will be a growth area for us;

•	No storage costs;

•	Personalized customer support from our President and Vice President of Sales; and

•	Low overhead costs.

Our Growth Strategy

We will implement the following strategic plans to take advantage of industry opportunities and our competitive strengths:

•	We plan to develop relationships with distributors in the U.S. and in Hong Kong that will help us increase our domestic and international sales.

•	We plan to begin marketing our website and product inventory on the internet and through other marketing channels.

•	We plan to leverage the social network of our Vice President of Sales to find new sales opportunities in Hong Kong and of our President to find new sales opportunities in the United States.

•
We retained All Good Foundation Limited, a Hong Kong based marketing consulting firm on December 29, 2011 to help us develop new sales and marketing channels for our products in Hong Kong. Our Vice President of Sales, Ms. Suk Kwan Lai will work with this consultant.

•	We plan to diversify our product portfolio to satisfy a larger array of customer preferences.

Risk Factors

Our ability to successfully operate our business and achieve our goals and strategies is subject to numerous risks as discussed more fully in the section titled “Risk Factors,” including:

•
We do not have sufficient working capital to meet our cash requirements for the next 12 months and we are not certain that we will be able to secure the financing we need to meet those requirements.  If we do not obtain the financing we need to satisfy our financial requirements, we may have to wind down our business and you may lose your entire investment.

•	Because our auditors have issued a going concern opinion, there is substantial uncertainty we will continue operations in which case you could lose your investment.

•	Changing consumer preferences will require periodic new product introduction. If we are unable to continually satisfy new consumer preferences, we may not generate any material level of revenues.

•
Most of our inventory at March 31, 2012 and December 31, 2011 was held on consignment by Jubilee.  Jubilee is located in Hong Kong. If prevailing market prices for our products decrease as a result of competition in the Hong Kong market, we may decide to sell our consigned inventory to Jubilee at a loss to permit Jubilee to sell the inventory to Jubilee’s customers at the then prevailing market prices.  Alternatively, we would require Jubilee to return the inventory to us and we would be responsible for the cost of shipping the inventory from Hong Kong to the United States.  Jubilee solely determines the price at which it sells our inventory to Jubilee’s customers.  If Jubilee receives an order for inventory below our consigned inventory value, Jubilee will notify us if it desires to satisfy the customer order at that price before making the sale to its customer to see if we are willing to reduce the price at which we sell such inventory to Jubilee. Upon our receiving written documentation from Jubilee showing the sales order price being below the consigned inventory value and Jubilee receiving our written approval to sell at that price (i.e., our notification that we are willing to reduce the price that Jubilee pays for such inventory), Jubilee will ship the consigned inventory to Jubilee’s customer.  If we do not want to make a sale to Jubilee at a reduced price, we will notify Jubilee that we desire Jubilee to return the inventory and we will incur the costs of shipment of the inventory from Hong Kong to the United States.  To date, Jubilee has not sold any of our products below the consigned inventory value.

•	If we do not attract customers to our website, we will not make a profit, which ultimately will result in a cessation of operations.

•
Because our President owns more than 50% of our outstanding shares, she will retain control of us and be able to decide who will be directors and you may not be able to elect any directors which could decrease the price and marketability of our securities.

•
Interruption or failure of our information technology and communications systems could impair our ability to effectively provide our products and services, which could damage our reputation and harm our operating results.

•	If our website contains undetected errors, we could lose the confidence of users, resulting in loss of customers and a reduction of revenue.

•
If the security measures that we use from www.secure.goemerchant.com to protect our user’s personal information such as credit card numbers, are ineffective, our customers may lose their confidence in our websites and stop visiting it.  This may result in a reduction in revenues and increase our operating expenses, which would prevent us from achieving profitability.

•	Our stock has not been listed on any public exchange, and no prediction can be made as to when, if ever, a public market for our common stock would develop.

•	We will likely conduct offerings of our equity securities in the future, in which case your proportionate interest will be diluted.

•	Penny stock regulations under U.S. federal securities laws may adversely affect the ability of investors to resell their shares.

•	We do not intend to pay dividends and there will be less ways in which you can make a gain on any investment in us.

Any of the above risks could materially and adversely affect our business, financial position and results of operations.  An investment in our common stock involves risks.  You should read and consider the information set forth in “Risk Factors” and all other information set forth in this prospectus before investing in our common stock.

Corporate Information

We were incorporated on December 8, 2010 in the State of Nevada under the name China Green Clothing Inc. and subsequently changed our name on April 29, 2011to My Natural Baby Boutique Inc. On January 5, 2012, we changed our name again to our present name, Organic Treehouse Ltd.  Upon incorporating, Sophia Movshina, our Director, President, Secretary and Treasurer, acquired 4,000,000 shares of our common stock, $0.001 par value per share, at an aggregate price of $4,000 or $0.001 per share.

Our principal office is located at the home of our President at 120 Somerset Drive, Suffern, NY.  We also maintain our limited inventory of products at this location.  Our telephone number is (845) 641-8534. We anticipate opening up a Hong Kong office in the fourth quarter of 2012 utilizing space that will be provided to us at no cost by our Vice President of Sales.  We do not expect salesmade from this Hong Kong office to alter our current sales arrangement with Jubilee or other future customers in Hong Kong.

We maintain two websites at www.organictreehouse.net and www.mynaturalbabyboutique.com.  Information available on our websites is not incorporated by reference in and is not deemed a part of this prospectus.

Emerging Growth Company Status

We are an "emerging growth company," as defined in the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies" including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We have not made a decision whether to take advantage of any or all of these exemptions. If we do take advantage of any of these exemptions, we do not know if some investors will find our common stock less attractive as a result. The result may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an "emerging growth company" can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an "emerging growth company" can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.  We are choosing to take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act.

We could remain an "emerging growth company" for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a "large accelerated filer" as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

In addition, Section 103 of the JOBS Act, which also was not enacted as part of the Exchange Act, provides that an emerging growth company is not required to comply with the requirements of Sarbanes-Oxley Section 404(b). This exemption is available to us as well as a smaller reporting company.

Conventions Used in this Prospectus

In this prospectus, unless indicated otherwise, references to:

•	“we,” “us,” “our” or the “Company” are to Organic Treehouse Ltd.;

•	“Hong Kong” are to the Hong Kong Special Administrative Region of the People’s Republic of China;

•	“U.S. dollar,” “$” and “US$” are to the legal currency of the United States;

•	“SEC” are to the Securities and Exchange Commission;

•	“Securities Act” are to the Securities Act of 1933, as amended, and “Exchange Act” are to the Securities Exchange Act of 1934, as amended.

The Offering

Common stock offered by selling stockholders	1,080,000 shares. This number represents 21% of our current outstanding common stock (1)
Common stock outstanding before the offering	5,080,000 shares.
Common stock outstanding after the offering	5,080,000 shares.
Initial Offering Price
The selling stockholders will sell their shares at an initial offering price of $0.05 per share unless and until a market for our common stock develops on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices.

Proceeds to us	We will not receive proceeds from the resale of shares by the Selling Stockholders.
No Trading Symbol	Our securities are not traded on any exchange or on the over-the-counter markets

•	Based on 5,080,000 shares of common stock outstanding as of June 1, 2012.

Summary Financial Data

The following summary sets forth selected financial data for the periods and at the dates indicated. The financial data has been derived from our audited financial statements for year ended December 31, 2011, for the period from December 8, 2010 (inception date) to December 31, 2010 and for the period from December 8, 2010 (inception date) to December 31, 2011. The information set forth below should be read in conjunction with, and is qualified in its entirety by reference to, our financial statements beginning on page F-1 of this prospectus and the information set forth in the section of this prospectus captioned "Management’s Discussion and Analysis of Financial Position and Results of Operations".

Income Statement Data: Three Months Ended March 31, 2012 and 2011 and Cumulative from December 8, 2010 (Inception) to March 31, 2012

	Three Months Ended	Three Months Ended	From December 8, 2010 (Inception)
	March 31, 2012	March 31, 2011	To March 31, 2012

Revenues	89,741	663	194,053
Expenses	98,052	3,246	194,287

Income Taxes	0	0	1,212
Net Income (Loss)	(8,311)	(2,583)	(1,446)
Net income (loss) per share	(0.00)	(0.00)	(0.00)

Income Statement Data: Year ended December 31, 2011 and Cumulative from December 8, 2010 (Inception) to December 31, 2010 and Cumulative from December 8, 2010 (Inception) to December 31, 2011

	Year Ended	From December 8, 2010 (Inception)	From December 8, 2010 (Inception)
	December 31, 2011	To December 31, 2010	To December 31, 2011

Revenues	104,312	0	104,312
Expenses	96,220	15	96,235

Income Taxes	1,212	0	1,212
Net Income (Loss)	6,880	(15)	6,865
Net income (loss) per share	0.00	(0.00)	0.00

Balance Sheet Data

	As of March 31, 2012	As of December 31, 2011	As of December 31, 2010
Inventory	46,201	55,154	-
Working Capital	118,268	124,964	4,985
Total Assets	195,059	155,342	4,985
Total Current Liabilities	72,041	25,378	0

RISK FACTORS

An investment in our common stock involves a high degree of risk.  You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making an investment decision.  If any of the following risks actually occurs, our business, financial condition or results of operations could suffer.  In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

We do not have sufficient working capital to meet our cash requirements for the next 12 months and we are not certain that we will be able to secure the financing we need to meet those requirements. If we do not obtain the financing we need to satisfy our financial requirements, we may have to wind down our business and you may lose your entire investment.

As of March 31, 2012, we had $118,268 of working capital. We intend to meet our ongoing cash requirements of approximately $200,000 for the next 12 months by utilizing existing working capital and by raising the shortfall through a combination of equity and debt financing from our principal stockholder and other investors if we are able to identify other investors willing to purchase our securities or loan funds to us.  We may not be able to secure financing from other investors and our principal stockholder has not committed to provide any additional financing to us.   If financing is available, it may involve issuing securities which could be dilutive to holders of our capital stock. If we do not raise additional capital from conventional sources, such as our existing or new investors or commercial banks, it is likely that our growth will be restricted and we may be forced to scale back or curtail implementing our business plan and our business may fail and you may lose your entire investment.

Our relationship with Jubilee accounts for almost 98% of our sales and if this relationship deteriorates in any way, our ability to generate revenues consistent with past revenue trends may be severely hampered.

We currently generate approximately 98% of our net sales from Jubilee.  Jubilee resells our products in Hong Kong.  Jubilee is not contractually obligated to purchase any minimum amount of products from us and can discontinue buying products from us or selling our products at any time. It is likely that our competitors will pursue a relationship with Jubilee and threaten our business relationship with Jubilee.  In fact, we currently have very low profit margins on sales made to Jubilee because of intense competition.  If we fail to maintain this relationship, our sales will be significantly diminished.  Any change in the terms of our sales to Jubilee could have a material impact on our financial position and results of operations. Furthermore, to the extent Jubilee’s overall business or market share decreases, or does not increase as anticipated, we may be adversely impacted.

The loss of Suk Kwan Lai as our Vice President of Sales may result in the loss of our business relationship with Jubilee and drastically reduce our overall sales.

Our President does not have any business relationship with Jubilee outside of our Company’s sales to Jubilee.  Our Vice President of Sales is the only person within our Company that has a relationship with Jubilee.  Our Vice President of Sales identified Jubilee as a re-seller of our products and has been solely responsible for maintaining our relationship with Jubilee given his physical proximity to Jubilee.  Our Vice President of Sales is physically located in Hong Kong and has been responsible for maintaining our relationship with Jubilee and facilitating responses to sales inquiries, sales returns and sales orders.  The loss of our Vice President of Sales could adversely affect our business relationship with Jubilee, which would drastically reduce our overall sales since Jubilee accounts for approximately 98% of our net sales.

If we do not attract customers to our website on a cost-effective basis, we will not make a profit, which ultimately will result in a cessation of operations.

Our success depends on our ability to attract retail customers to our website on a cost-effective basis, or where we are able to attract customers to our website in order for us to generate more revenue and that revenue exceeds our total product and selling costs. These selling costs include marketing expenses incurred to attract more customers to our website to buy our products. Our strategy to attract customers to our website, may include viral marketing, the practice of generating "buzz" among Internet users in our products through placing advertisements and offering giveaways on various highly rated baby weblogs or "blogs", online journals that are updated frequently and available to the public, postings on online communities such as Facebook, MySpace, Yahoo!(R) Groups and amateur websites such as YouTube.com, and other methods of getting Internet users to refer others to our website by e-mail or word of mouth; search engine optimization, marketing our website via search engines by purchasing sponsored placement in search results; and entering into affiliate marketing relationships with website providers to increase our access to Internet consumers. We expect to rely on word of mouth marketing as the primary source of traffic to our website, with search engine optimization and affiliate marketing as secondary sources. Our marketing strategy may not be enough to attract sufficient traffic to our website. If we do not attract customers to our website on a cost-effective basis, we will not make a profit, which ultimately will result in a cessation of operations. Additional marketing efforts include participating in promotional events run through Groupon, Bitsy Bug and similar programs, however sufficient additional purchase volume by each individual customer redeeming the coupons is required in order to generate profit.

We owe $92,365 at March 31, 2012 to our principal stockholder under a promissory note.  The promissory note matures on December 31, 2014.  If we are unable to pay off our obligations under the promissory note by its maturity date, then the holder of the promissory note (currently our principal stockholder) will be able to declare an event of default and take remedial action against us, which may include an action to declare our company bankrupt likely resulting in the entire loss of your investment.

As of March 31, 2012, we borrowed a total of $92,365, including accrued interest of $1,365, from our principal stockholder under a promissory note, dated December 28, 2011.  The promissory note allows us to borrow additional amounts from our principal stockholder on identical terms if our principal stockholder consents and makes a written notation of the additional amount borrowed on a schedule to the promissory note.  We pay interest on the amounts borrowed under the promissory note at a simple annual rate of interest equal to 6%.  However, if any amounts due under the promissory note are not paid by us when they become due, we are required to pay interest at a higher default rate of 10% per annum.  Our obligation to repay amounts borrowed under the promissory note plus accrued, but unpaid, interest matures on December 31, 2014.  After the maturity date our principal stockholder may demand repayment of all amounts due under the promissory note.  If we are unable to pay all amounts due under the promissory note on the maturity date, then the holder of the promissory note will be able to take legal action against us, including an action in bankruptcy.  Since our debt obligations to the holder of the promissory note have priority over your equity interests, our failure to repay the promissory note followed by a bankruptcy would likely result in the loss of your entire investment in our Company.

We have a limited operating history and face many of the risks and difficulties frequently encountered by a development stage company.

There can be no assurance that our management will be successful in completing our business plan of selling our products through our internet websites, implementing the corporate infrastructure to support operations at the levels called for by our business plan and we may not be able to generate sufficient revenues to meet our expenses or to achieve or maintain profitability in the future.

We are currently a development stage company, and to date, our development efforts have been focused primarily on the development of our relationship with Jubilee, our sole distributor.  Our business model is to develop a market for our products and become a web-based retailer of organic baby products. We have limited operating history for investors to evaluate the potential of our business development. Planned principal operations have commenced, but there has been no significant revenue from our retail internet business model.

In addition, we have only recognized limited revenue from inception (December 8, 2010) through March 31, 2012, and have operated at a loss during this period. Specifically, for the period from inception (December 8, 2010) through March 31, 2012 we had $194,053 in revenue (approximately $191,000 of which was sold to Jubilee).  In addition, total expenses for the same period totaled $ 195,499 resulting in a net loss to date of $ 1,446.

We face a competitive retail environment and changing economic conditions that may adversely affect consumer demand and spending, and as a result, adversely affect our financial condition.

Historically, eco-friendly and organic infant and toddler products have been subject to cyclical variations in the general economy and to uncertainty regarding future economic prospects. Such uncertainty, as well as other variations in global economic conditions such as consumer confidence, rising fuel costs and slowing housing starts, may cause inconsistent and unpredictable consumer spending habits. Many industry analysts believe organic infant and toddler products business segment is a very difficult business segment to operate in successfully. Should consumer demand for our products be at low levels for an extended period of time, it will be difficult to achieve our financial goals and plans.

Because our auditors have issued a going concern opinion, there is substantial uncertainty we will continue operations in which case you could lose your investment.

Our auditors have issued a going concern opinion in their report on our financial statements for the fiscal years ended December 31, 2010 and 2011. This means that there is substantial doubt that we can continue as an ongoing business for the next 12 months. The financial statements do not include any adjustments that might result from the uncertainty about our ability to continue in business. As such we may have to cease operations and you could lose your entire investment.

From the inception of our Company (December 8, 2010, date of inception) until March 31, 2012, we only generated $194,053 in revenues and have incurred net loss during that same period of $1,446. We expect to generate losses into the future. There is no assurance our future operations will result in any profit. If we cannot generate sufficient revenues to operate profitably, we will cease operations and you will lose your investment. If our business operations expand and our operating expenses increase, our profit margins may decrease and we may not be able to develop into a profitable business in the future.

Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

•	our ability to develop and continually update our website;

•	our ability to procure and maintain on commercially reasonable terms relationships with third parties from whom we acquire inventory;

•	our ability to identify and pursue mediums through which we will be able to market our products;

•	our ability to attract new customers to our website who are interested in purchasing our products; and

•	our ability to keep manage our costs and maintain low overhead.

Based upon current plans of developing a market for our products and to sell our products through our websites, we expect to incur operating losses in future periods because we will continue to be in the development stage and will be incurring expenses and not generating significant revenues.  We cannot guarantee that we will be successful in generating significant revenues in the future. Failure to generate revenues which are greater than our expenses will result in the loss of all or a portion of your investment.

Changing consumer preferences will require periodic new product introduction. If we are unable to continually satisfy new consumer preferences, we may not generate any material level of revenues.

As a result of changing consumer preferences, many Internet websites are successfully marketed for a limited period of time. Even if our products become popular, there can be no assurance that any of our products will continue to be popular for a sustained period of time. Our success will be dependent upon our ability to introduce new and improved product lines. Our failure to introduce new product lines and to achieve and sustain market acceptance could result in us being unable to continually meet consumer preferences and generate any material level of revenues.

Our success depends on the continuing efforts of the members of our senior management and the loss of their services could result in a disruption of operations which could result in reduced revenues.

We have no employees and our future success depends heavily upon the continuing services of the members of our senior management team, in particular, our President and principal shareholder Sophia Movshina, and our Vice President of Sales, Suk Kwan Lai. If one or both of these people are unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all, and our business may be disrupted and our financial condition and results of operations may be materially and adversely affected.  We do not currently maintain key person insurance on either member of our senior management team. The loss of the services of either of them could result in a disruption of operations which could result in reduced revenues.

No member of our management team has experience operating an internet based business or a business engaged in the sale of eco-friendly and organic children’s clothing and related products.  This lack of experience could result in our failure to grow and become profitable.

The lack of experience of our management team in operating a business like ours could result in our management team making costly operational and other errors.  Furthermore, since no member of our management team has worked in the eco-friendly and organic children’s clothing market, they do not have a network of contacts in that industry that someone with experience would have developed over time.  Our failure to have a network of contacts may make it more difficult for us to accomplish our goals and find the resources we need to succeed.

Because our President owns more than 50% of our outstanding shares, she controls our Company and is able to designate our directors and officers and control all major decisions and corporate actions and so long as our President retains ownership of a majority of our outstanding common stock you will not be able to elect any directors or have a meaningful say in any major decisions or corporate actions which could decrease the price and marketability of our shares.

Our President and director owns 4,000,000 shares of our common stock constituting approximately 79% of our outstanding common stock. As a result our President is able to elect all of our directors, appoint all of our officers, control the shareholder vote on any major decision or corporate action and control our operations.  Our President can unilaterally decide major corporate actions such as mergers, acquisitions, future securities offerings, amendments to our charter and bylaws and other significant corporate events.   Our President’s unilateral control over us could decrease the price and marketability of our shares.

Interruption or failure of our information technology and communications systems could impair our ability to effectively provide our products, which could damage our reputation and harm our operating results.

Our ability to provide our products depends on the continuing operation of our information technology and communications systems. Any damage to or failure of our systems could interrupt our service. Service interruptions could reduce our revenues and profits, and damage our name if our system is perceived to be unreliable. Our systems are vulnerable to damage or interruption as a result of terrorist attacks, war, earthquakes, floods, fires, power loss, telecommunications failures, computer viruses, interruptions in access to our websites through the use of “denial of service” or similar attacks, hacking or other attempts to harm our systems, and similar events. Some of our systems are not fully redundant, and our disaster recovery planning does not account for all possible scenarios. The occurrence of a natural disaster or a closure of an internet data center by a third-party provider without adequate notice could result in lengthy service interruptions. Interruption or failure of our information technology and communications systems could impair our ability to effectively provide our products, which could damage our reputation and harm our operating results.

If our website contains undetected errors, we could lose the confidence of users, resulting in loss of customers and a reduction of revenue.

Our websites could contain undetected errors or “bugs” that could adversely affect the ability of our customers to order products through our website. The occurrence of errors may cause us to lose market share, damage our reputation and brand name, and reduce our revenues.

If the security measures that we use to protect our user’s personal information such as credit card numbers are ineffective, our customers may lose their confidence in our websites and stop visiting it. This may result in a reduction in revenues and increase our operating expenses, which would prevent us from achieving profitability.

We use www.secure.goemerchant.com for our website security. Any breach in our website security could expose us to a risk of loss or litigation and possible liability. We anticipate that we will rely on encryption and authentication technology licensed from third parties to provide secure transmission of confidential information. As a result of advances in computer capabilities, new discoveries in the field of cryptography or other developments, a compromise or breach of our security precautions may occur. A compromise in our proposed security could severely harm our business. A party who is able to circumvent our proposed security measures could misappropriate proprietary information, including customer credit card information, or cause interruptions in the operation of our website. We may be required to spend significant funds and other resources to protect against the threat of security breaches or to alleviate problems caused by these breaches. However, protection may not be available at a reasonable price, or at all. Concerns regarding the security of e-commerce and the privacy of users may also inhibit the growth of the Internet as a means of conducting commercial transactions. This may result in a reduction in revenues and increase our operating expenses, which would prevent us from achieving profitability.

RISKS RELATED TO THE OWNERSHIP OF OUR STOCK

Our stock has not been listed on any public exchange, and no prediction can be made as to when, if ever, a public market for our common stock would develop.

To date, there has been no public market for our common stock. No prediction can be made as to when, if ever, a public market for our common stock will develop. There is no liquidity for shares distributed in this offering and investors may have difficulty in selling any shares acquired in the offering at prices they want. If a public market for the common stock does develop at a future time, sales of shares by stockholders of substantial amounts of our common stock in the public market could reduce the prevailing market price and could impair our future ability to raise capital through the sale of additional equity securities. The company is not listed on any public exchange and there are no market makers currently applying to handle the company’s stock.

We will likely conduct offerings of our equity securities in the future, in which case your proportionate interest will be diluted.

We completed a private placement offering of 1,080,000 shares of our common stock at a price of $0.05 per share to investors on April 18, 2012. Since our inception, we have relied on the proceeds of that private placement offering and stock sales to our principal stockholder and loans from our principal stockholder to fund our operations. We will likely be required to undertake additional equity offerings in the future to finance our current business. If common stock is issued in return for additional funds, the price per share could be lower than that paid by our current stockholders. We anticipate continuing to rely on equity sales of our common stock in order to fund our business operations. If we issue additional stock, your percentage interest in us will be diluted.

Penny stock regulations under U.S. federal securities laws may adversely affect the ability of investors to resell their shares.

We anticipate that our common stock will be subject to the penny stock rules under the Securities Exchange Act of 1934. These rules regulate broker-dealer practices for transactions in “penny stocks.” Penny stocks are generally equity securities with a price of less than $5.00 per share. The penny stock rules require broker-dealers that derive more than five percent of their customer transaction revenues from transactions in penny stocks to deliver a standardized risk disclosure document that provides information about penny stocks, and the nature and level of risks in the penny stock market, to any non-institutional customer to whom the broker-dealer recommends a penny stock transaction. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. The transaction costs associated with penny stocks are high, reducing the number of broker-dealers who may be willing to engage in the trading of our shares. These additional penny stock disclosure requirements are burdensome and may reduce all the trading activity in the market for our common stock. As long as the common stock is subject to the penny stock rules, holders of our common stock may find it more difficult to sell their shares.

Reporting requirements under the Exchange Act and compliance with the Sarbanes-Oxley Act of 2002, including establishing and maintaining acceptable internal controls over financial reporting, are costly.

We presently do not have a business that produces significant revenues, however, the rules and regulations pursuant to the Exchange Act require a public company to provide periodic reports which will require that we engage legal, accounting and auditing services. The engagement of such services can be costly and we are likely to incur losses which may adversely affect our ability to continue as a going concern. Additionally, the Sarbanes-Oxley Act of 2002 will require that our Company establish and maintain adequate internal controls and procedures over financial reporting. The costs of complying with the Sarbanes-Oxley Act of 2002 and the limited time that management will devote to our Company may make it difficult for us to establish and maintain adequate internal controls over financial reporting. In the event that we fail to maintain an effective system of internal controls or discover material weaknesses in our internal controls, we may not be able to produce reliable financial reports or prevent fraud, which may harm our financial condition and result in loss of investor confidence and a decline in our share price.

We do not intend to pay dividends and there will be less ways in which you can make a gain on any investment in us.

We have never paid any cash or stock dividends and currently do not intend to pay any dividends for the foreseeable future. To the extent that we require additional funding currently not provided for in our financing plan, our funding sources may prohibit the payment of a dividend. Because we do not intend to declare dividends, any gain on an investment in us will need to come through appreciation of the stock’s price. There will be less ways in which you can make a gain on any investment in us.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements.  The forward-looking statements are contained principally in the sections entitled “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Our Business.”  These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to, the factors described in the section captioned “Risk Factors” above.  In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements.  Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties.  Given these uncertainties, you should not place undue reliance on these forward-looking statements.  These forward-looking statements include, among other things, statements relating to:

•	our goals and strategies;

•	our future business development, financial condition and results of operations;

•	our expectations regarding demand for our products;

•	our ability to diversify our product base; and

•	general economic and business conditions in the United States and Hong Kong.

Also, forward-looking statements represent our estimates and assumptions only as of the date of this prospectus.  You should read this prospectus and the documents that we reference in this prospectus, or that we filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders.  The selling stockholders will receive all of the net proceeds from the sales of common stock offered by them under this prospectus.

DETERMINATION OF OFFERING PRICE

The selling security holders will sell their shares at an initial offering price of $0.05 per share until a market for our common shares develops on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. The number of securities that may be actually sold by a selling security holder will be determined by each selling security holder. The selling security holders are under no obligation to sell all or any portion of the securities offered, nor are the selling security holders obligated to sell such shares immediately under this Prospectus.  If and when a market for our common stock is established on the OTC Bulletin Board, a security holder may sell securities at any price depending on privately negotiated factors such as a security holder's own cash requirements, or objective criteria of value such as the market value of our assets.

The $0.05 per share purchase price is the same price at which the selling security holders purchased their shares in our March 1, 2012 private placement.  When we sold our shares to the selling security holders in our March 1, 2012 private placement, we arrived at such price based upon our negotiation with such selling security holders.

DILUTION

All of the 1,080,000 shares of our common stock to be sold by the selling security holders are currently issued and outstanding. Accordingly, they will not cause dilution to any of our existing stockholders.

MARKET FOR COMMON EQUITY AND RELATED
STOCKHOLDER MATTERS

Market Information

There is currently no established public trading market for our common stock.  Our common stock is not listed on any securities exchange or on the OTC Bulletin Board, and there are no market makers for our common stock known to us.  In addition, we are not aware of any trading transactions that have occurred between private parties since our common stock was issued.

We plan to identify a market maker who will be willing to apply for the quotation of our common stock on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part.  However, we can provide no assurances that our shares will ever be traded on the OTC Bulletin Board, or, if traded, that a public market will materialize.

We have no warrants or other derivative securities issued and outstanding.  The Company has 5,080,000 common shares issued and outstanding, none of which could be sold at this time pursuant to Rule 144 promulgated under the Securities Act.

 Approximate Number of Holders of Our Common Stock

As of June 1, 2012, there were 37 stockholders of record of our common stock, as reported by our transfer agent.  In computing the number of holders of record, each broker-dealer and clearing corporation holding shares on behalf of its customers is counted as a single stockholder.

Dividends

We have never declared dividends or paid cash dividends.  Our board of directors will make any future decisions regarding dividends.  We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the near future.  Our board of directors has complete discretion on whether to pay dividends.  Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

Securities Authorized for Issuance Under Equity Compensation Plans

We do not have in effect any compensation plans under which our equity securities are authorized for issuance and we do not have any outstanding stock options.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We sell new organic clothing and other eco-friendly products for infants and toddlers.  We focus on clothing made with organically grown fibers, skin products and other infant products made with organic ingredients.  We obtain these products from our suppliers who drop ship them to our sole distributor, Jubilee.  To a limited extent, we also sell these products directly to consumers through our website.  In the case of our limited website sales, we either sell products that are held in our inventory or our suppliers drop ship the purchased products directly to consumers of the products.  At the present time approximately 98% of our sales volume comes from Jubilee.  Our business is dependent on our continuing relationship with Jubilee.  We do not have any of our own stores or outlets.

Even though almost all of our present sales are derived through the distribution of our products by Jubilee, our business plan contemplates the expansion of our direct website sales.   We have two websites, www.organictreehouse.net and  www.mynaturalbabyboutique.com.  Our sales through our websites to date have been minimal (approximately $4,400 total from December 8, 2010 –inception date to March 31, 2012). We expect that ultimately the success of our company will come from our ability to develop a market for our products and to sell our products through our websites. We are devoting substantially all of our efforts to establish a market for our products to generate revenue from our websites and therefore we are a development stage company.

Recent Developments

On April 18, 2012, we completed or closed our private placement in which we issued and sold to U.S. investors under Section 4(2) of the Securities Act and Regulation D promulgated thereunder 1,080,000 shares of our common stock for an aggregate purchase price of $54,000, or $0.05 per share.  As a result of this private placement, we raised approximately $54,000 in gross proceeds and we received $54,000 in net proceeds, as we incurred no expenses for this offering. We have a contractual obligation under a Registration Rights Agreement that we entered into with the investors in the private placement that requires us to register the shares of our common stock sold in the private placement.  If we fail to cause the Registration Statement to be declared effective within 120 days from the date of the closing of our offering or by August 16, 2012, we will be in breach of our contractual obligation.  The registration rights agreement does not provide for any specific liquidated damages as a result of the breach, but investors would be able to take any action available to them at law for damages or otherwise as a result of the breach.

Principal Factors Affecting our Financial Performance

Our operating results are primarily affected by the following factors:

•	Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an ongoing business for the next 12 months.

•	Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

o	our ability to develop and continually update our website;

o	our ability to procure and maintain on commercially reasonable terms relationships with third parties from whom we acquire inventory;

o	our ability to identify and pursue mediums through which we will be able to market our products;

o	our ability to attract new customers to our website who are interested in purchasing our products; and

o	our ability to manage our costs and maintain low overhead.

•
We owe at March 31, 2012, $92,365 to our principal stockholder under a promissory note.  The promissory note matures on December 31, 2014.  If we are unable to pay off our obligations under the promissory note by its maturity date, then the holder of the promissory note (currently our principal stockholder) will be able to declare an event of default and take remedial action against us, which may include an action to declare our company bankrupt likely resulting in the entire loss of your investment.

Based upon current plans of developing a market for our products and to sell our products through our websites, we expect to incur operating losses in future periods because we will continue to be in the development stage and will be incurring expenses and not generating significant revenues.

•
We are dependent upon our relationship with Jubilee to sell our product inventory. We do not have any formal relationship with Jubilee and it may in its sole discretion and without any penalty or notice to us cease being our distributor at any time. If Jubilee stops reselling our products then our sole source of distribution will be through our website, which has not generated any significant revenue to date.

•
In addition to sales of our products through Jubilee and any other distributor that may sell our products in the future, our sales are dependent on our ability to attract retail customers to our website. Our strategy to attract customers to our website includes viral marketing, the practice of placing advertisements and offering promotions on various highly rated baby  weblogs or "blogs", online journals that are updated frequently and available to the public, postings on online communities such as Facebook, MySpace, Yahoo!(R) Groups and amateur websites such as YouTube.com, and other methods of getting Internet users to refer others to our website by e-mail or word of mouth; search engine optimization, marketing our website via search engines by purchasing sponsored placement in search results; and entering into affiliate marketing relationships with website providers to increase our access to Internet consumers. We expect to rely on word of mouth marketing as the primary source of traffic to our website, with search engine optimization and affiliate marketing as secondary sources.

•
We acquire our product inventory from approximately 30 wholesale vendors all located in the United States who will also drop-ship the inventory we purchase from them to our U.S. and Hong Kong customers or to any other export customer we might acquire. We do not manufacture any of our own products. We have not entered into any formal supply agreements with these vendors. We are required to pay in full for product inventory purchased from these vendors upon delivery. If the prices charged by these vendors increase and we are not able to pass on the increased price to our customers, then our margins will be reduced and this will affect our potential for future profitability.

Results of Operations for three months ended March 31, 2012 and 2011 and for the period December 8, 2010 (date of inception) to March 31, 2012

Revenues

We generated revenues of $89,741 for the three months ended March 31, 2012; $663 for the three months ended March 31, 2011 and $194,053 from our date of inception on December 8, 2010 to March 31, 2012. This increase in revenue in 2012 is due to sales to our major customer Jubilee, a Hong Kong based distributor of our products, which totaled $88,479 for the three months ended March 31, 2012 and $190,904 from our inception on December 8, 2010 to March 31, 2012 (which is approximately 98% of our total revenue from inception to March 31, 2012).  During the three months ended March 31, 2011 we did not sell any of our products to Jubilee. The remaining revenues in 2012 and 2011 were to U.S. based retail customers who purchased our products through our website. We have an oral agreement to charge Jubilee a fixed 15% markup on our cost of inventory, which equals to a 13% gross profit margin on sales.  We began selling to Jubilee during the three months ended March 31, 2012 on an outright basis. Sales on an outright basis are different from our inventory consignment sales in that the sales terms are FOB destination point, therefore Jubilee takes title to the inventory immediately upon their receipt of the inventory in Hong Kong and payment is due to us within 30 days upon receipt. We anticipate that after all consigned inventory currently held by Jubilee is sold, all future sales to Jubilee will be on an outright basis. Selling our merchandise on an outright basis will not impact our operations or pricing but may affect our cash flows. Our current sales terms for our consigned inventory require Jubilee to immediately prepay to us 50% of the consigned inventory value they hold. Other than requiring this 50% prepayment, we expect all other payment terms including our return policy to remain the same as selling our goods on a consigned basis. We do not expect selling our inventory on an outright basis to have a significant effect on our cash flows from operations. We began selling to Jubilee because of our desire to target the Hong Kong market and to help fund our marketing and other operating costs.

On November 26, 2011, a Bloomberg news article captioned China Investors Rush Into Baby Care for Year of Dragon, stated “China’s emerging baby boom, driven by more-relaxed government policies and the year of the dragon, is fertile ground for both domestic and overseas companies”.    We hope to take advantage of this expected increase in demand for eco-friendly infant and toddler products through our relationship with Jubilee.  We also hope to identify other Hong Kong based customersand to sell our products to them in 2012.  Our ability to generate a significant level of revenues, however, is very uncertain.  We continue to be a development stage company.

Cost of Sales

Our cost of sales was $77,792 for the three months ended March 31, 2012; $1,505 for the three months ended March 31, 2011 and $168,886 for the period from the date of our inception on December 8, 2010 to March 31, 2012. The increase in the cost of sales for 2012 was due to our increase in our revenue due to the increase in inventory units sold by Jubilee to their customers in 2012, as we were able to sell our merchandise to Jubilee and to a limited number of retail customers through our websites in 2012.

Gross Profit

We generated gross profit (loss) of $11,949 for the three months ended March 31, 2012; ($842) for the three months ended March 31, 2011 and for the period from the date of our inception on December 8, 2010 to March 31, 2012 of $25,167. We expect our future gross profit margins to continue to be approximately 13% for sales to Jubilee and in the range of 15% to 25% for sales to U.S. retail customers or other Hong Kong customers through our website.

Selling General and Administrative Expenses

Our expenses for the three months ended March 31, 2012 was $20,260; $1,741 for the three months ended March 31, 2011 and from the period December 8, 2010 (inception date) to March 31, 2012 was $25,401.  These selling, general and administrative expenses consisted of charges for marketing consulting services, professional fees, website maintenance and credit card fees, bank charges, office maintenance, communication expenses, courier, postage, office supplies, and travel. The increase in these expenses were due to the increase in our marketing consulting expenses of $15,000, paid to promote our products to more distributors in the Hong Kong market; interest expense accrued on the promissory note payable to our shareholder of $1,365 and an increase in professional fees of $1,500. We expect our general and administrative costs to increase in 2012 and 2013 as we attempt to grow our sales domestically and in the Hong Kong market and possibly to other locations. We may also increase our general and administrative expenses if we are able to raise money through a combination of debt financing and equity financing by way of doing another private placement.  We will also incur certain legal and accounting costs associated with the public reporting obligations in conjunction with becoming a public reporting company.

Net Income (Loss)

Our net loss for the three months ended March 31, 2012 was ($8,311); ($2,583) for the three months ended March 31, 2011 and from the period December 8, 2010 (inception date) to March 31, 2012 was ($1,446).  This increase in net loss in 2012 was due to the increase in selling general and administrative expenses mentioned above.

Results of Operations for year ended December 31, 2011 and for the period December 8, 2010 (date of inception) to December 31, 2010 and for the period December 8, 2010 (date of inception) to December 31, 2011.

Revenues

We generated revenues of $104,312 for the year ended December 31, 2011 and for the period from our inception on December 8, 2010 to December 31, 2011. We generated no revenue during the period December 8, 2010 (inception date) to December 31, 2010.  This increase in revenue in 2011 is due for the most part to our sales to Jubilee, a Hong Kong based distributor of our products.  During the 2011 fiscal year, we sold $101,163 of our products to Jubilee and $3,149 to U.S. based retail customers who purchased our products through our website. We have an oral agreement to charge Jubilee a fixed 15% markup on our cost of inventory, which equals to a 13% gross profit margin on sales.  We began selling to Jubilee because of our desire to target the Hong Kong market.  We continue to be a development stage company working to develop a market for our products and to sell our products through our websites.

Cost of Sales

Our cost of sales was $91,094 for the year ended December 31, 2011 and for the period from the date of our inception on December 8, 2010 to December 31, 2011. We generated no cost of sales during the period December 8, 2010 (inception date) to December 31, 2010.  The increase in the cost of sales for 2011 was due to our increase in revenue due to the increase in inventory units sold by Jubilee to their customers in 2011 as we were able to sell our merchandise to Jubilee and a limited number of retail customers through our websites in 2011.

Gross Profit

We generated gross profit of $13,218 for the year ended December 31, 2011 and for the period from the date of our inception on December 8, 2010 to December 31, 2011. We generated no gross profit during the period December 8, 2010 (inception date) to December 31, 2010.  We expect our future gross profit margins to continue to be approximately 13% for sales to Jubilee and in the range of 15% to 25% for sales to U.S. retail customers or other Hong Kong customers through our website.

Selling General and Administrative Expenses

Our selling, general and administrative expenses for the year ended December 31, 2011 and from the period December 8, 2010 (inception date) to December 31, 2010 and for the period from December 8, 2010 (inception date) to December 31, 2011 were $5,126, $15 and $5,141, respectively.  These selling, general and administrative expenses consisted of charges for website maintenance and credit card fees, bank charges, office maintenance, communication expenses, courier, postage, office supplies, and travel. We expect our general and administrative costs to increase in 2012 and 2013 as we attempt to grow our sales domestically and in the Hong Kong market and possibly to other locations. We may also increase our general and administrative expenses if we are able to raise money through a combination of debt financing and equity financing by way of doing another private placement.  We will also incur certain legal and accounting costs associated with the public reporting obligations in conjunction with becoming a public reporting company.

Net Income (Loss)

Our net income (loss) for the year ended December 31, 2011 and from the period December 8, 2010 (inception date) to December 31, 2010 and for the period from December 8, 2010 (inception date) to December 31, 2011  was $6,880, ($15) and $6,865, respectively. This increase in net income in 2011 from 2010 is due to our sales in 2011 to Jubilee in Hong Kong.

Liquidity and Capital Resources
Impact of Potential Loss of our Major Customer Jubilee on our Company’s Liquidity

Currently Jubilee’s operations of selling our organic baby products to their customers in Hong Kong constitute approximately 98% of our total revenue. Any substantial decrease in their selling our products to their customers in Hong Kong will substantially affect our operating results and liquidity. Although we currently have a satisfactory relationship with Jubilee, if they were to terminate their relationship or stop ordering products from us, these events would currently result in a loss of substantially all of our revenue which would have a material impact on the liquidity of our Company.  It is uncertain how long Jubilee will continue to order products from us as we do not have any assurances from them as to how long they will continue ordering products from us. We do not have an exclusive agreement with them for selling our type of products to their customers.

In the event that the Company is not able to retain Jubilee as a customer or obtain new customers, we will incur increased operating losses and we will need to raise additional capital to maintain our current operations. We presently are seeking to increase our web-based sales by attracting new customers to our websites.  We are not presently negotiating any agreements with any new customers.

Liquidity and Capital Resources as of March 31, 2012 and 2011

As of March 31, 2012, we had cash of $138,745, total assets of $195,059 and working capital of $118,268 compared to $95,188 in cash, $155,342 in total assets and $124,964 in working capital as of December 31, 2011.

During the three months ended March 31, 2012, we had net cash of $8,443 used by our operating activities compared to $2,583 of cash used by our operating activities during the same period in 2011 and from December 8, 2010 (inception date) to March 31, 2012, total cash used in operations of $31,354.  This increase in cash used in operations in 2012 is primarily due to an increase in our net loss of $5,728, increase in our accounts receivable of $5,363 and a decrease in our deferred revenue of $4,125. These above increases in our cash used in operations were offset by a decrease in our inventory of $8,953.

During the three months ended March 31, 2012, we had net cash of $0 used by our investing activities compared to $5,000 cash used by our investing activities during the three months ended March 31, 2011 and for the period December 8, 2010 (inception) to March 31, 2012, a decrease of $5,000.  This decrease is due to a decrease in our website development costs of $5,000 in 2012.

During the three months ended March 31, 2012, we had net cash provided by financing activities of $52,000 as compared to $5,099 for the three months ended March 31, 2011 an increase of $46,901. We have net cash provided by financing activities of $175,099 for the period December 8, 2010 (inception) to March 31, 2012. This increase in cash provided by financing activities is due to the private placement of our common stock in March 2012. We offered investors our common shares in a private placement dated March 1, 2012 and we sold during this period 1,050,000 common shares in this private placement of our common stock and the total sales proceeds for the three months ended March 31, 2012 was $52,500 of which $52,000 was collected in March 2012. This increase was offset by the reduction in loans from our shareholder of $5,099.

Liquidity and Capital Resources as of December 31, 2011 and 2010

As of December 31, 2011 we had cash of $95,188, total assets of $155,342 and working capital of $124,964 compared to $4,985 in cash, $4,985 in assets and $4,985 in working capital as of December 31, 2010.

During the year ended December 31, 2011, we had net cash of $22,896 used by our operating activities compared to $15 of cash used by our operating activities during the period December 8, 2010 (inception date) to December 31, 2010, an increase of $22,881.  This increase is due to an increase in our inventory of $55,154. This increase was offset by a decrease in cash used in our operating activities due to an increase in our deferred revenue of $24,166, increase in accrued liabilities of $1,212 and increase in our net income of $6,895.

During the year ended December 31, 2011, we had net cash of $5,000 used by our investing activities compared to $0 cash used by our investing activities during the same period December 8, 2010 (inception) to December 31, 2010, an increase of $5,000.  This increase is due to an increase in website development costs of $5,000.

During the year ended December 31, 2011, we had an increase in the net cash provided by financing activities of $113,099 as compared to the period December 8, 2010 (inception) to December 31, 2010. We collected $91,000 from a note from our principal shareholder and President and an increase in capital contributions from our principal shareholder and President of $26,099. This increase was offset by a decrease in proceeds received from the issuance of our common stock of $4,000 to our principal shareholder and President in 2010.  From our date of inception on December 8, 2010 to December 31, 2011, we have raised a total amount of $123,099 in cash through our financing activities.

During the year ended December 31, 2012, our total cash requirements may exceed our cash balances. Currently, we do not have sufficient cash in our bank accounts to cover our estimated expenses for the next 12 months assuming we attempt to expand our future operations as we plan to.  The promissory note is interest bearing at 6% per annum and the principal and accrued interest is due December 31, 2014.  We anticipate meeting our future cash requirements through a combination of equity or debt financing.

We estimate that our expenses over the next 12 months will be approximately $200,000 as described in the table below. These estimates may change significantly depending on the nature of our future business activities and our ability to raise capital from shareholders or other sources.

	Target completion	Estimated
Description	date or period	expenses

Legal and accounting fees	12 months	35,000
Further development of the website	December 2012	10,000
Marketing and advertising	12 months	65,000
Salaries and consulting fees	12 months	60,000
General and administrative	12 months	30,000
Total		200,000

We have relied on loans and capital contributions from our officer and unaffiliated investors for financing. As of April 18, 2012 we received a total of $123,099 of capital contributions and interest bearing notes from our director and chief executive and financial officer and $54,000 from unaffiliated investors who invested in our private placement. We do not have any formal agreement with management for advancing funds to the Company and we do not believe that any other external sources of financing are available at the present time.

We intend to meet our cash requirements for the next 12 months through a combination of debt financing from our Chief Executive Officer and equity financing by way of private placements, if such equity financing becomes available. We expect that our current working capital will satisfy our present cash requirements until sometime during the second quarter of 2013. We currently do not have any arrangements in place to receive loans or other financing from our Chief Executive Officer or any other officer or for the completion of any further private placement financings and there is no assurance that we will be successful obtaining any such affiliate loans or in completing any further private placement financings. There is no assurance that any financing will be available or if available, on terms that will be acceptable to us. We may not raise sufficient funds to fully carry out any business plan.

Off-Balance Sheet Arrangements

As of the date of this report, we have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to our stockholders.

Inflation

The effect of inflation on our revenues and operating results has not been significant.

Critical Accounting Policies

Our financial statements are impacted by the accounting policies used and the estimates and assumptions made by management during their preparation. A complete listing of these policies is included in Note 2 of the notes to our financial statements for the year ended December 31, 2011 and  for the period December 8, 2010 (date of inception) to December 31,2010 and from date of inception (December 8, 2010) to December 31, 2011.  We have identified below the accounting policies that are of particular importance in the presentation of our financial position, results of operations and cash flows, and which require the application of significant judgment by management.

Revenue Recognition: Sales to consumers are recorded when goods are shipped and are reported net of allowances for estimated returns and allowances in the accompanying statements of operations. The customer authorizes us to charge their credit card at the time of purchase with the understanding their credit card will be charged upon shipment. We recognize revenue based on the below three criteria. Our policy is to allow the return of any unused merchandise purchased from us for any reason for a 15 day period after the date of sale.

Delivery has occurred. We either ship from our inventory held or have our vendors drop ship inventory to our customers and we recognize revenue when we are notified that shipment has occurred. Our consignment inventory agreement with Jubilee specifically sets forth when risk and title of the inventory is being transferred to Jubilee. Based on this agreement, we determine that risk and title are transferred to Jubilee when the products are shipped to Jubilee’s customers by Jubilee and these products are no longer in Jubilee’s warehouse.

Fee is fixed or determinable. Pursuant to the Jubilee inventory consignment agreement, we do not provide any price protection, stock rotation, right of return and/or other discount programs and thus the fee is considered fixed and determinable upon the shipment of the consigned inventory by Jubilee to Jubilee’s customers. We have an oral agreement to charge a 15% markup of our cost of inventory to Jubilee. The price is deemed to be fixed and determinable based on our successful collection history and our arrangement with Jubilee.  If we decide to sell slow-moving consigned inventory below the consigned inventory value, we still recognize revenue at the time that Jubilee ships the inventory to Jubilee’s customers and we would reduce the price at which we sell such inventory to Jubilee.  The decision to sell slow-moving inventory below the consigned inventory value is exclusively in our discretion and this decision occurs prior to the shipment of the inventory by Jubilee to Jubilee’s customers.

For our “outright sales” to Jubilee, we do not grant any inventory credits or provide any other pricing allowances.  In the case of outright sales, we fix the price prior to shipping the product to Jubilee and we do not require an advance deposit from Jubilee.

Collectability is reasonably assured.  We determine for all of our customers whether collectability is reasonably assured pursuant to our credit review policy. All credit card payments are approved and processed through our website. Upon shipment to its customers, Jubilee assumes all the credit risk from their customers, not us. If product is returned within the 15 day return policy, we will credit Jubilee for this inventory usage and not charge them. Jubilee has the latitude to set its own pricing to its customers.

We evaluate the criteria outlined in FASB ASC Subtopic 605-45, Revenue Recognition—Principal Agent Considerations, in determining whether it is appropriate to record the gross amount of product sales and related costs or the net amount earned as commissions. Generally, according to this accounting principle, when we are primarily obligated in a transaction, subject to inventory risk, have latitude in establishing prices and selecting suppliers, or have several but not all of these indicators, revenue is recorded gross. If we are not primarily obligated and amounts earned are determined using a fixed percentage, a fixed-payment schedule, or a combination of the two, we generally record the net amounts as commissions earned.

We are primarily obligated in all sales transactions with Jubilee to supply them the inventory they order and we take all the risk of inventory loss or decline in the market value of our inventory while the inventory is stored by them at their facilities for sale to their Hong Kong customers. We select all suppliers of the inventory and Jubilee has complete latitude in establishing the range of the sales prices for the consigned goods to their customers in the Hong Kong market. We have established a pricing formula, through an oral agreement  with Jubilee, to charge a 15% markup on cost and shipping, but this price can vary, depending on the cost of our products at the time we order them. Jubilee can also sell our inventory below our cost without our express permission and would still owe us our cost plus the agreed upon 15% markup, unless we agree beforehand to reduce our pricing to Jubilee before the sale to their customer takes place, in which case Jubilee would not incur a profit or loss on the transaction. We have not incurred any inventory losses for the three months ended March 31, 2012, year ended December 31, 2011 and from date of inception (December 8, 2010) to March 31, 2012.

Based on the above facts, we recognize all revenue as a Principal, not as an agent.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. Actual results could differ from those estimates.

Recent Accounting Pronouncements

On May 12, 2011, the FASB issued ASU No. 2011-04, Fair Value Measurement (Topic 820):  Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards ("IFRS").   This ASU is intended to improve consistency across jurisdictions to ensure that U.S. GAAP and IFRS fair value measurement and disclosure requirements are described in the same way.  For public entities, the amendments in this ASU are to be applied prospectively effective for annual periods beginning after December 15, 2011, and early application is not permitted.  The Company does not anticipate that its adoption of ASU No. 2011-04 on January 1, 2012 will impact its financial statements.

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

CORPORATE STRUCTURE AND HISTORY
Our Background and History

We were incorporated on December 8, 2010 in the State of Nevada.  We have no subsidiaries or affiliated companies.  Upon incorporating, Sophia Movshina, our Director, President, Secretary and Treasurer, acquired 4,000,000 shares of our common stock, $0.001 par value per share, at an aggregate purchase price of $4,000 or $0.001 per share.  On December 28, 2011, our President loaned us $91,000 and we issued to her a promissory note that bears interest at an annual simple rate of 6%.  The promissory note permits our president to loan to us additional amounts upon our request and with her consent which amounts are considered additional advances under the promissory note and are made on identical terms to the original principal amount loaned to us.  These additional amounts are reflected on a schedule to the promissory note.  As of March 31 2012, the aggregate amount borrowed from our President under the Promissory Note was $92,365.

Private Placement

On April 18, 2012, we completed a private placement in which we issued and sold to the selling stockholders and certain other investors an aggregate of 1,080,000 shares of our common stock, for an aggregate purchase price of $54,000, or $0.05 per share.  As a result of this private placement, we raised approximately $54,000 in gross proceeds and we received $54,000 in net proceeds, as we incurred no expenses in this offering.

DESCRIPTION OF OUR BUSINESS

Overview

We sell new organic clothing and other eco-friendly products for infants and toddlers.  We focus on clothing made with organically grown fibers, skin products and other infant products made with organic ingredients.  We obtain these products from our suppliers who drop ship them to our sole distributor, Jubilee.  To a limited extent, we also sell these products directly to consumers through our website.  In the case of our limited website sales, we either sell products that are held in our inventory or our suppliers drop ship the purchased products directly to consumers of the products.  At the present time approximately 98% of our sales volume comes from Jubilee. Our business is dependent on our continuing relationship with Jubilee.  We do not have any of our own stores or outlets.  Even though almost all of our present sales are derived through the distribution of our products by Jubilee, our business plan contemplates the expansion of our direct website sales.   We have two websites, www.organictreehouse.net and  www.mynaturalbabyboutique.com.

We plan to sell more of our products through our websites www.oraganictreehouse.net and www.mynaturalbabyboutique.com in the future and hope that website sales will become a larger portion of overall sales in the future.  We believe that our website offers a wide variety of eco-friendly and organic baby and toddler products and that these products are not readily available at retail outlets.  Our products include infant and toddler clothing, toys, towels, wash clothes, bibs, disposable products, skin care products for infants and toddlers, blankets, baby wraps and slings, wet bags and other accessories.

We believe that the diverse product selection and our baby gift registry allows us to provide our customers with “one stop” shopping experience for their baby on our website. We provide personalized one on one advice to new mothers on how set up and select appropriate products for their gift registry. We work with our customers to personalize the gift selection and the gift wrapping of our products to enhance our mission to provide our customers with a “you are special” experience that generally is not provided by larger clothing stores.

We acquire our product inventory from approximastely 30 wholesale vendors and we are constantly working on expanding the number of suppliers that provide us with products in order to introduce new products to our customers. We do not manufacture any of our own products. We have not entered into any formal supply agreements with any of our suppliers.  We are required to pay in full for product inventory purchased from these vendors upon delivery.

We also offer suppliers of eco-friendly and organic infant and toddler products, or link partners, the ability to link their website address, or URL, to our website so that our existing customers can view their products and purchase their inventory through this web link.  In instances where our customers click through to our link partners’ website and purchase products from our link partners, we are entitled to a sales commission.  We currently do not have any link partners.  We are marketing our link partner program and seeking additional link partners.  We have not generated any revenues from our link partners to date.

On December 29, 2011, the Company entered into a one year marketing agreement starting January 1, 2012 with a Hong Kong marketing company called All Good Foundation Ltd. The Company agrees to pay a quarterly fee of $15,000 starting January 1, 2012 for marketing services in the Hong Kong market. These marketing services include making introductions to other potential customers in the Hong Kong market and assistance in attending trade shows in Hong Kong. This agreement can be terminated by either party upon giving 30 days written notice of termination.

On December 28, 2011, the Company signed an inventory consignment agreement with Jubilee whereby Jubilee will hold the Company’s inventory at its facilities in Hong Kong and will market and sell the Company’s inventory to its Hong Kong customers. When the inventory is shipped to its customers, Jubilee immediately takes title to the inventory shipped and we bill Jubilee, according to an oral agreement with us, a fixed price which is a 15% markup on the value of the consigned inventory held by Jubilee prior to their shipment to their customers. All Jubilee sales shall be at prices and upon terms established by Jubilee and they reserve the right to set the price of its sales to its customers. Jubilee shall also have the right to, at its discretion, establish, change, alter or amend the terms and conditions of an individual sale to its customers. This agreement is in force for 1 year periods, and shall be automatically renewed for additional one year periods thereafter unless terminated by written notice from either party to the other not less than thirty days prior to the end of the initial or by written 30 days notice in subsequent terms by either party.

In January 2012, we began to also sell our inventory on an outright basis to Jubilee at an orally agreed-upon price of a 15% markup of our cost to acquire and ship the inventory to them. These outright sales are different from our inventory consignment sales in that the sales terms are FOB destination point, therefore they take title to the inventory immediately upon their receipt of the inventory in Hong Kong. We expect that all sales to Jubilee will be both on an outright basis and consigned basis in 2012 until all consigned inventory currently held by Jubilee are sold to Jubilee’s customers in 2012. Once all consigned inventory currently held by Jubilee is sold to their customers, all future sales to them will be on an outright basis and we will discontinue the consigned inventory sales model to Jubilee.

We are a development stage company. From our inception date (December 8, 2010) to March 31, 2012, we sold a total of $194,053 of our products of which approximately $191,000 was sold to Jubilee.  We are also trying to identify relationships with other distributors of our products in order to increase our products sales and distribution base.

Our planned principal operations is to become an online retailer of organic baby products and to expand the market for our products and sell our products through our websites.  We are devoting substantially all of our efforts to establish a market for our products and and to generate revenue from our websites. We have two websites, www.organictreehouse.net and  www.mynaturalbabyboutique.com . Though our sales through these websites to date have been minimal (approximately $4,400 total from December 8, 2010 –inception date to March 31, 2012) we expect that ultimately the success of our company will come from our ability to develop a market for our products and sell our products through these websites. While we have entered into a consignment agreement for the sale of our inventory, this is not our future planned principal operations.  The Company has utilized this consignment agreement as a means to fund its marketing efforts, further the development of the websites and pay for other operating costs.  We are devoting substantially all of our efforts to establish a market for our products to generate revenue from our websites and therefore we are a development stage company.

Our Industry

According to a study by the Organic Trade Association, or OTA, four in ten families indicate that they are buying more organic products than they were a year ago.  These findings are in line with those in the  OTA’s 2011 Organic Industry Survey, which revealed that the U.S. organic industry grew at a rate of nearly eight percent in 2010. Fueled by consumer choice and demand, the organic sector is one of the few components of the U.S. economy that continues to add jobs.  According to the OTA, nearly half – 48 percent – of parents surveyed revealed that their strongest motivator for buying organic products is their belief that organic products are healthier for them and their children. Other motivators for purchasing organic products included concern over the effects of pesticides, hormones and antibiotics on children, and the desire to avoid highly processed or artificial ingredients.

Children’s skin and internal systems are far more vulnerable and sensitive to the effects of pesticides and other agricultural chemicals. Pesticides have been linked to many childhood health problems, including birth defects, autism, endocrine disruption, and neurodevelopmental delays, according to an April 12, 2010 article from Pesticide Action Network: www.panna.org/pesticidesandchildren.

Many of our products are made with organic cotton. According to the OTA, Organic cotton is grown using methods and materials that have a low impact on the environment. Organic production systems replenish and maintain soil fertility, reduce the use of toxic and persistent pesticides and fertilizers, and build biologically diverse agriculture. Third-party certification organizations verify that organic producers use only methods and materials allowed in organic production. Organic cotton is grown without the use of toxic and persistent pesticides and synthetic fertilizers. In addition, federal regulations prohibit the use of genetically engineered seed for organic farming. All cotton sold as organic in the United States must meet strict federal regulations covering how the cotton is grown. According to the fourth annual Organic Exchange Farm and Fiber Report 2009, organic cotton production grew an impressive 20 percent over 2007/08 to 175,113 metric tons (802,599 bales) grown on 625,000 acres (253,000 hectares). Organic cotton now represents 0.76 percent of global cotton production. U.S. growers of organic cotton increased plantings of organic cotton acreage by 26 percent in 2009 over that planted the previous year, according to preliminary data collected by the OTA in a survey funded by Cotton Incorporated.

In 2009, organic fiber sales in the United States grew by 10.4 percent over the previous year, to reach $521 million, according to the OTA’s 2010 Organic Industry Survey. The future according to the OTA looks promising, with organic fiber products appearing in more mainstream outlets, led by large U.S. textile retailers. According to Infant, Toddler and Preschool Clothing Market in the U.S., 3rd Edition by market research publisher Packaged Facts, the number of newborns has hovered around 4.0 million annually, nonetheless, innovative marketing and design spurred retail sales of infant-to-preschool clothing and shoes to $18.4 billion in 2010 -- a figure projected to exceed $23.0 billion in 2015. Clothing and footwear made from fabrics of natural or organic fibers constitute a fast-growing but difficult-to-monitor niche populated by hundreds of small-scale marketers selling limited assortments of products. However, the niche is rapidly growing up to become a market of its own. Major Infant, Toddler Preschool, or ITP, clothing/footwear marketers have already begun to invest more heavily in these products, thereby calling even more attention to them and further expanding consumer options, as evidenced by Faded Glory-branded organic ITP clothing sold through Walmart; Patagonia-branded ITP outerwear incorporating layers of synthetic fabrics made from recycled materials; Crocs clogs made from recycled plastic; and Summer Infant organic cotton swaddling clothes available at Babies “R” Us.

According to a business week.com article, dated December 8, 2011, in China, some businesses also pay close attention to demographic ones—especially the traditional spike in births associated with the Year of the Dragon, which started on January 23, 2012.  More women in the world’s most populous nation are believed to have timed their pregnancies to the fall of 2011 so that their child would be born in a year that the Chinese zodiac calendar associates with wealth and power and the trend could be more pronounced this time, given the Chinese government’s more relaxed policies on family size. That may mean higher demand for our infant and toddler products in the years ahead.  Michele Mak, a consumer sector analyst at BNP Paribas was quoted in Business Week on December 8, 2011 as saying “The dragon year baby boom is almost a sure thing, which will boost the demand for infant products such as baby formula, diapers, and clothes.”

Competition

We operate in the infant and toddler products industry and we specialize in organic and eco-friendly baby and toddler products. We face competition from many websites that provide products and services that are similar to ours. We believe that www.katequinnorganics.com, www.sckoon.com and www.organicbabywearhouse.com  constitute our biggest competitive threats.  We are a start-up enterprise with no competitive position within the organic and eco-friendly baby and toddler products marketplace. Our current methods of competition include leveraging our relationship with Jubilee to distribute our products in the Hong Kong market, and trying to attract customers to our website by placing advertisements and offering promotions on various baby weblogs or "blogs", online journals that are updated frequently and available to the public.  We also rely on word of mouth marketing as the primary source of traffic to our website.

Our Competitive Strengths

We believe that we have the following competitive strengths:

•
Existing relationships with wholesale suppliers. We have been working with our suppliers since the last quarter of 2010.  Although we have no formal contract with our suppliers, we believe that we have developed a good working relationship with them and that they are a reliable source of relatively unique organic and eco-friendly infant and toddler products. We believe that having identified reliable suppliers of products that are relatively unique to infant and toddler market is a competitive strength for us.

•
Robust website that features streamlined navigation. Our website is modern and easy to use. We believe that its design enhances our customer’s shopping experience and makes it easy for our customer to find what they are looking for quickly.

•	Diverse product inventory. Our product inventory includes many different organic baby product items ranging from toys to skin care products.

•
Personalized customer support from our President. Our company is relatively small and our President, Sophia Movshina, provides much of the service and support directly to our customers. We use this circumstance to our advantage. Our president is vested in our company and eager to see it succeed. As a result, we believe that her hands on approach to customer service is welcome to our customers and preferable to computer automated customer service or outsourced customer service which is frequently used by web retailers.

•	Low overhead costs. We do not have any stores and we use our president’s home as a base for our call center and limited warehousing. By doing so, we save on overhead costs and expenses.

Our Growth Strategy

We will implement the following strategic plans to take advantage of industry opportunities and our competitive strengths:

•
We continue to market our website and product inventory on the internet and through other marketing channels. Our strategy to attract customers to our website, includes viral marketing, the practice of placing advertisements and offering giveaways on various highly rated baby  weblogs or "blogs", online journals that are updated frequently and available to the public, postings on online communities such as Facebook, MySpace, Yahoo!(R) Groups and amateur websites such as YouTube.com, and other methods of getting Internet users to refer others to our website by e-mail or word of mouth; search engine optimization, marketing our website via search engines by purchasing sponsored placement in search results; and entering into affiliate marketing relationships with website providers to increase our access to Internet consumers. We expect to rely on word of mouth marketing as the primary source of traffic to our website, with search engine optimization and affiliate marketing as secondary sources.

•
We plan to develop relationships with distributors in the U.S. and new distributors in Hong Kong to expand the market for our products that will help us increase our domestic and international sales. We have developed a relationship with Jubilee, a Hong Kong distributor of organic baby and toddler products. We will seek to develop a more robust relationship with Jubilee so that we can continue to sell our products to Jubilee and perhaps increase sales levels to Jubilee. We will also seek to develop relationships with other distributors in the United States and Hong Kong in order to increase our products sales and distribution base.

•
We plan to diversify our product portfolio to satisfy a larger array of customer preferences. We plan to significantly expand our product offerings by identifying new suppliers and improving the quality of the items sold.

Products

We sell, at retail, a variety of organic and eco-friendly baby products including:

•	infant and toddler clothing,

•	toys,

•	towels,

•	wash clothes,

•	bibs,

•	disposable products,

•	skin care products,

•	blankets,

•	baby wraps and slings,

•	wet bags, and

•	other accessories.

We maintain over 500 items in our supply chain and periodically review, add and drop products based upon the demand in the marketplace and product availability.

We have never experienced any significant difficulty in obtaining quality merchandise in adequate volumes and at suitable prices.

We currently secure our merchandise mostly on a purchase order basis from various wholesale suppliers with whom we have established relationships. We plan to maintain and foster such relationships and to establish and foster new relationships with additional wholesale suppliers. We expect to meet new suppliers through word of mouth introductions, trade shows, and through searches on the internet.

Payments are generally made to suppliers by credit card and, if possible, drop shipped per our request to customers who themselves have provided us their credit card information. In this way, we are trying to limit the amount of inventory we need to carry.

We currently work with approximately 30 different suppliers. We do not believe that any individual supplier is material to our business, since there are a number of alternative suppliers available to supply products to us.

Distribution Methods

We sell directly over the internet though our websites. We also sell products to Jubilee, which is a Hong Kong based distributor of baby and toddler products that sells our products to their customers in the Hong Kong market.

Our margins are higher when we sell our products directly through our website than when we sell them to Jubilee because we are required to give Jubilee an approximate 30% discount off the retail price we charge to customers who purchase our products though our website. This discount is given in order to give more incentive to Jubilee to sell our products. This approximate 30% discount to Jubilee may increase in future periods if our sales volume to Jubilee increases.

We plan to develop relationships with distributors in the U.S. and in Hong Kong that will help us increase our domestic and international sales.

Intellectual Property

We own our domain names organictreehouse.net and mynaturalbabyboutique.com but do not have any trademarks or tradenames or any other significant intellectual property.

Regulation

We are subject to a number of foreign and domestic laws and regulations that affect companies conducting business on the internet generally, which include laws and regulations relating to user privacy, freedom of expression, content, advertising, information security and intellectual property rights.

A range of other laws could also have an impact on our business. For example, the Digital Millennium Copyright Act has provisions that limit, but do not necessarily eliminate, our liability for listing, linking or hosting third-party content that includes materials that infringe copyrights. In the area of data protection, some states have passed laws requiring notification to users when there is a security breach for personal data, such as California’s Information Practices Act.  Any failure on our part to comply with these laws may subject us to liability.

In Hong Kong, there are import and export custom laws but they do not have an impact on our business as they do not prohibit us from shipping our merchandise to Hong Kong.  The Hong Kong Import and Export declaration charges are not significant, the first $5,900 shipped to Hong Kong from the United States (Hong Kong dollars $46,000) we are required to pay $0.06 (Hong Kong dollars of $0.5) and for each additional $128 (Hong Kong dollars $1,000) or less, payment of $0.03 (Hong Kong dollars $0.25).

Employees

We currently have two officers, our President, Sophia Movshina, and our Vice President of Sales, Suk Kwan Lai. Neither of our officers are compensated for the services that they provide at this time, but may be compensated in the future. We expect to employ 1 part time employee engaged in administrative tasks and software development sometime later in 2012 or in 2013.

DESCRIPTION OF PROPERTY

Our principal office is located at 120 Somerset Drive, Suffern NY, the principal residence of our President. We use these premises rent free. We do not have any written lease or other agreement regarding our use of the premises and our President may require us to vacate these premises at any time. Currently, this location serves as the administrative office for us. We believe that the rent-free space will be sufficient for our needs for at least the next 12 months, or until such time where company growth necessitates the need to find larger office space.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business.  However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.  We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the name and position of each of our current executive officers and directors.

Name	Age	Position
Sophia Movshina	72	President, Secretary, Treasurer, and Director
Suk Kwan Lai	32	Vice President Sales

Sophia Movshina, President, Secretary, Treasurer, and Director

Ms. Movshina  has served as our President, Secretary, Treasurer, and Director since December 8, 2010.  Ms. Movshina is also our Principal Executive Officer and Principal Financial and Accounting Officer.  Prior to joining us, from November 1988 to November 2010 Ms. Movshina was a senior computer analyst in charge of a large payroll system used by the NYC Transit Authority. She held a management position and reported to senior information technology, or IT, management at the Transit Authority.  Her responsibilities included developing modifications to the payroll software by coordinating the work between the payroll software vendors and Transit IT personnel to help solve payroll processing problems, troubleshooting and fixing day-to-day payroll software problems, advising management on needed system upgrades in both software and hardware, and helping plan new systems upgrades. Ms. Movshina holds a PhD from St. Petersburg Polytechnic Institute in Economics, with emphasis on Marketing and Entrepreneurship. Due to her management experience and experience working with computer software and computer hardware, she was appointed the director of our company.

Suk Kwan Lai, Vice President of Sales

Suk Kwan Lai was appointed as our Vice President Sales on May 1, 2011 after helping us obtain our major customer, Jubilee. Ms. Lai graduated from the Hong Kong Institute of Vocational Education of Diploma in Fashion & Clothing Designs in 2001. For the past 6 years, she worked with Sunward Designs Ltd and Frontline Ltd form Assistance Merchandiser to Merchandiser which is concentrated in adults and kids garments exported to Europe and US markets. She has more than 7 years of experience in marketing adult and kid garments working closely with small retail businesses in Hong Kong. She works part-time for us and is responsible for the marketing and promotion of our organic baby products in the Hong Kong market. Ms. Lai will focus on enhancing our distribution networks in Hong Kong. Ms. Lai resides in Hong Kong full time.

Directors are elected until their successors are duly elected and qualified.

Family Relationships

None of our officers or director have any familial relationship.

Involvement in Certain Legal Proceedings

None of our directors, executive officers or promoters, has, during the past ten years:

•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

•
had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

•
been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•
been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•
been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•
been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth in our discussion below in “Transactions with Related Persons, Promoters and Control Persons; Director Independence,” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

EXECUTIVE COMPENSATION

Summary Compensation Table - Fiscal Years Ended December 31, 2011 and 2010

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods.  No other executive officers received total annual salary and bonus compensation in excess of $100,000.

SUMMARY COMPENSATION TABLE (1)

Name and Principal Position	Year	Salary ($)	Total ($)
Sophia Movshina (2)	2011	0	0
	2010	0	0

Name and Principal Position	Year	Salary ($)	Total ($)
Suk Kwan Lai (3)	2011	0	0

(1)
We have omitted certain columns in the summary compensation table pursuant to Item 402(a)(5) of Regulation S-K as no compensation was awarded to, earned by, or paid to any of the executive officers or directors required to be reported in that table or column in any fiscal year covered by that table.

(2)	Sophia Movshina was appointed as our sole Director on December 8, 2010 and as our President, Treasurer, and Secretary on December 8, 2010.
(3)	Suk Kwan Lai was appointed as our Vice President of Sales on May 1, 2011.

Option Grants

We did not grant any options or stock appreciation rights to our named executive officers or director from our inception (December 8, 2010) to December 31, 2011. As of June 1, 2012 we did not have any stock option plans.

Management or Employment Agreements

We have not yet entered into any consulting or management agreements with any of our directors or officers.

Compensation of Directors

Our director did not receive any compensation for her services as director from our inception to the date of this prospectus. We have no formal plan for compensating our directors for their services in the future in their capacity as directors, although such directors are expected in the future to receive options to purchase shares of our common stock as awarded by our Board of Directors or by any compensation committee that may be established.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits to our directors or executive officers. We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the Board of Directors or a committee thereof.

Compensation Committee

We do not currently have a compensation committee of the Board of Directors or a committee performing similar functions. The Board of Directors as a whole participates in the consideration of executive officer and director compensation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the ownership, as of June 1, 2012, of our common stock by each of our directors, by all of our executive officers and directors as a group and by each person known to us who is the beneficial owner of more than 5% of any class of our securities. As of June 1, 2012, there were 5,080,000 shares of our common stock issued and outstanding. All persons named have sole or shared voting and investment control with respect to the shares, except as otherwise noted. The number of shares described below includes shares which the beneficial owner described has the right to acquire within 60 days of the date of this prospectus.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (%)
Common Stock	Sophia Movshina (1)
	120 Somerset Dr,	4,000,000	79.0
	Suffern, NY 10901
Common Stock	Suk Kwan Lai (2)
	377, Tse Uk Tsuen, Kam Sheung Road, Yuen Long, NT, Hong Kong	100,000	2.0
Common Stock	Officers and directors as a group	4,100,000	81.0

(1)	Sophia Movshina is our President, Secretary, Treasurer and Director
(2)	Ms. Lai is our Vice President Sales

Changes in Control

As of June 1, 2012, we had no pension plans or compensatory plans or other arrangements which provide compensation in the event of termination of employment or a change in our control.

Certain Relationships and Related Transactions

As of March 31, 2012, our debt to our principal shareholder and President totaled $92,365. This note is unsecured, interest bearing at a simple rate of 6% per annum, and due with accrued interest on December 31, 2014.

As of April 18, 2012, our debt to our principal shareholder and President totaled $92,365.

Other than the above debt, there are no transactions involving any director, executive officer, or any security holder who is a beneficial owner of more than 4.99% of our capital stock or any member of the immediate family of the officers, directors or such beneficial owners, or any other related persons.

Private Placement

On April 6, 2012 the Company issued a total of 1,050,000 shares of its Common Stock to 33 investors, at $0.05 per share, for total proceeds of $52,500. On April 18, 2012 the Company issued a total of 30,000 shares of its Common Stock to 3 investors, at $0.05 per share, for total proceeds of $1,500. The total proceeds raised from the private placement were $54,000.

There are no family relationships between any of the directors and officers described in the preceding disclosure.

Director Independence

The Company is not listed on a national securities exchange or in an inter-dealer quotation system which has independent director requirements.  We have one director.  This director is not considered to be an independent director.  The definition we use to determine whether a director is independent is NASDAQ Rule 4200(a)(15).  A copy of that rule is attached to this filing as Exhibit 99.

Disclosure of Commission Position on Indemnification of Securities Act Liabilities

Under our Articles, we may indemnify any officer, director, employee or person serving us at our request and who, because of such person’s position, is made a party to any threatened, pending or completed civil or criminal proceeding or investigation, provided that such person acted in good faith and in a manner which he reasonably believed to be in our best interest or if such person had no reason to believe that his conduct was unlawful. To the extent that the officer, director, employee or other person is successful on the merits in a proceeding as to which such person is to be indemnified, we must indemnify such person against all expenses incurred, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding if such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Indemnification may not be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhausting all appeals therefrom, to be liable to us or for any amount paid in settlement by us, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or officers under Nevada law, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Promoters and Certain Control Persons

Ms. Movshina is considered a founder or promoter of Organic Treehouse Ltd. as defined in Rule 405 under the Securities Act of 1933.  Ms. Movshina owns approximately 79% of our outstanding capital stock.  She received 4,000,000 shares of our common stock upon our incorporation in exchange for a payment by her to us of $4,000.   The amount paid by Ms. Movshina for the 4,000,000 shares acquired by her was determined arbitrarily by her and not based on any recognized method of valuation.  Ms. Movshina is our President, Director, Principal Accounting Officer, Treasurer and Secretary and runs the day to day operations of our business.

SELLING STOCKHOLDERS

This prospectus relates to the resale by the selling stockholders named below from time to time of up to a total of 1,080,000 shares of our common stock that were issued to the selling stockholders pursuant to transactions exempt from registration under the Securities Act. All of the common stock offered by this prospectus is being offered by the selling stockholders for their own accounts.

Private Placement

On April 18, 2012, we completed a private placement in which we issued and sold to the selling stockholders during the private placement an aggregate of 1,080,000 shares of our common stock, for an aggregate purchase price of $54,000, or $0.05 per share. As a result of this private placement, we raised approximately $54,000 in gross proceeds, which left us with approximately $54,000 in net proceeds as we incurred no expenses related to this offering.  The foregoing issuance was made in reliance upon exemptions provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder.  All of the investors who invested in the private placement are both accredited investors as defined in Rule 501 of Regulation D, and non-accredited investors and they purchased the shares in a private transaction that did not involve any general solicitation or public advertisement.

The selling security holders will sell their shares at an initial offering price of $0.05 per share until a market for our common shares develops on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. We have a contractual obligation under a Registration Rights Agreement we entered into with the selling security holders to register the shares of our common stock sold in the private placement.

The following table sets forth certain information regarding the selling stockholders and the shares offered by them in this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC. Each selling stockholder’s percentage of ownership in the following table is based upon 5,080,000 shares of common stock outstanding as of June 1, 2012.

All information with respect to share ownership has been furnished by the selling stockholders. The shares being offered are being registered to permit public secondary trading of the shares and each selling stockholder may offer all or part of the shares owned for resale from time to time. Furthermore, no selling stockholder is a registered broker-dealer or an affiliate of a registered broker-dealer.

For additional information, refer to “Security Ownership of Certain Beneficial Owners and Management” above.

The term “selling stockholders” also includes any transferees, pledges, donees, or other successors in interest to the selling stockholders named in the table below. To our knowledge, subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name. We will file a supplement to this prospectus (or a post-effective amendment hereto, if necessary) to name successors to any named selling stockholders who are able to use this prospectus to resell the securities registered hereby.

					Percentage
					Owned
					upon
	Shares		Maximum	Beneficial	Completion
	Owned		Numbers	Ownership	Of
	Prior		of	After	the
Name of Selling Security Holder	to this	Percent	Shares Being	Offering	Offering
	Offering (#)	(%)	Offered(#)	(1)(#)	(2) (%)
Tara Nichole Cabral	10,000	*	10,000	0	0
Sze Wai Chan	100,000	1.97%	100,000	0	0
Kwai Chun Ngai (8)	100,000	1.97%	100,000	0	0
Sondra Childress	10,000	*	10,000	0	0
Doreen DeRonma	10,000	*	10,000	0	0
Terry Greiner	10,000	*	10,000	0	0
Jonathan Kuker (3)	10,000	*	10,000	0	0
Lawrence Kuker (3)	10,000	*	10,000	0	0
Eric Kuker (3)	10,000	*	10,000	0	0
Timothy Kuker (3)	100,000	1.97%	100,000	0	0
Shuk Ying Irene Lai (4)	100,000	1.97%	100,000	0	0
Suk Kwan Lai (4)	100,000	1.97%	100,000	0	0
Kwok Kwong Ng	100,000	1.97%	100,000	0	0
Fung Chun Ngai (8)	100,000	1.97%	100,00	0	0
Steven G. Salmond (5)	10,000	*	10,000	0	0
Janeel J. Salmond (5)	10,000	*	10,000	0	0
Seth A. Salmond (5)	10,000	*	10,000	0	0
Joshua A. Salmond (5)	10,000	*	10,000	0	0
Jeremiah J. Salmond (5)	10,000	*	10,000	0	0
Darold Schonsheck (6)	10,000	*	10,000	0	0
Theodore Schonsheck (6)	10,000	*	10,000	0	0
Bethany Schonsheck (6)	10,000	*	10,000	0	0
Rayven Fournier Scott	10,000	*	10,000	0	0
Brian Evan Smith (7)	10,000	*	10,000	0	0
Amber Dawn Smith (7)	10,000	*	10,000	0	0
Tinamarie Laniann Smith (7)	10,000	*	10,000	0	0
Justin Robert Smith (7)	10,000	*	10,000	0	0
Donald Robert Smith (7)	10,000	*	10,000	0	0
Howard Thomas Spake	10,000	*	10,000	0	0
Laurie Vrba	10,000	*	10,000	0	0
David Waldman	100,000	1.97%	100,000	0	0
Klea Theoharis	10,000	*	10,000	0	0
Natalya Rudman	10,000	*	10,000	0	0
E. Martin Johns	10,000	*	10,000	0	0
Judith O'Bryan	10,000	*	10,000	0	0
Denise Leonardo	10,000	*	10,000	0	0

Total :	1,080,000	21.3%	1,080,000	0	0

* Less than 1%

(1) Assumes that all securities offered are sold.

(2) As of June 1, 2012, a total of 5,080,000 shares of our common stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1). For each beneficial owner above, any options exercisable within 60 days have been included in the denominator.

(3) Jonathan Kuker, Lawrence Kuker and Eric Kuker are brothers and are the sons to Timothy Kuker. They do not maintain the same household and have no voting arrangements between them.

(4) Shuk Ying Irene Lai and Suk Kwan Lai are sisters and Suk Kwan Lai is Vice President of Sales. They do not maintain the same household and have no voting arrangements between them.

(5) Seth A. Salmond, Joshua A. Salmond, and Jeremiah J. Salmond are brothers and sons to Steven G. Salmond. Steven Salmond and Janeel Salmond are husband and wife and maintain the same household with Seth Salmond.  Joshua Salmond and Jeremiah Salmond are brothers and have separate households. They do not have any voting arrangements between them.

(6) Theodore Schonsheck and Bethany Schonsheck are siblings to Darold Schonsheck. They do not maintain the same household and have no voting arrangements between them.

(7) Brian Evan Smith and Justin Robert Smith maintain the same household. Donald Robert Smith and Tinamarie Laniann Smith are husband and wife and maintain a separate household. Amber Dawn Smith is related to Donald Robert Smith and maintains a separate household. They do not have any voting arrangements between them.

(8) Fung Chun Ngai and Kwai Chun Ngai are sisters. They do not maintain the same household and have no voting arrangements between them.

DESCRIPTION OF CAPITAL STOCK

Common Stock

We are authorized to issue up to 75,000,000 shares of common stock, par value $0.001 per share of which we have 5,080,000 shares outstanding. Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. Our bylaws provide that elections for directors shall be by a plurality of votes. Stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock. Upon our liquidation, dissolution or winding up, and after payment of creditors, if any, our assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

Preferred Stock

We are not authorized to issue any preferred stock.

Warrants

As of June 1, 2012, we have no warrants nor other derivative securities issued and outstanding.

Anti-takeover Effects of Our Articles of Incorporation and Bylaws

Our articles of incorporation and bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of the Company or changing its board of directors and management. According to our bylaws and articles of incorporation, the holders of our common stock do not have cumulative voting rights in the election of our directors. The combination of the present ownership by a few stockholders of a significant portion of our issued and outstanding common stock and lack of cumulative voting makes it more difficult for other stockholders to replace our board of directors or for a third party to obtain control of the Company by replacing its board of directors.

Anti-takeover Effects of Nevada Law

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes, or NRS, prohibit a Nevada corporation with at least 200 stockholders from engaging in various “combination” transactions with any interested stockholder: for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status; or after the expiration of the three-year period, unless:

  ●     the transaction is approved by the board of directors or a majority of the voting power held by disinterested stockholders, or

  ●     if the consideration to be paid by the interested stockholder is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, (b) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

A “combination” is defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, with an "interested stockholder" having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or (c) 10% or more of the earning power or net income of the corporation.

In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 10% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Our Articles of Incorporation state that we have elected not to be governed by the “business combination” provisions, therefore such provisions currently do not apply to us.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS, which apply only to Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and which conduct business directly or indirectly in Nevada, prohibit an acquirer, under certain circumstances, from voting its shares of a target corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

Our Articles of Incorporation state that we have elected not to be governed by the “control share” provisions, therefore, they currently do not apply to us.

Transfer Agent and Registrar

Our independent stock transfer agent is Integrity Stock Transfer, 3265 East Warm Springs Road, Las Vegas, NV 89120. Their phone number is (702) 317-7757.

SHARES ELIGIBLE FOR FUTURE SALE

As of June 1, 2012, there were 5,080,000 shares of our common stock outstanding.

Shares Covered by this Prospectus

All of the 1,080,000 shares being registered in this offering may be sold without restriction under the Securities Act of 1933 once the registration statement of which this prospectus is a part is declared effective.

Rule 144

A person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (1) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale, (2) we are subject to the Exchange Act reporting requirements for at least 90 days before the sale and (3) if the sale occurs prior to satisfaction of a one-year holding period, we provide current information at the time of sale.

Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of securities of the same class then outstanding, which will equal approximately 46,660 shares immediately after this offering; or

•
 the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale, provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

However, since we anticipate that our shares will be quoted on the OTC Bulletin Board, which is not an “automated quotation system,” our stockholders will not be able to rely on the market-based volume limitation described in the second bullet above. If, in the future, our securities are listed on an exchange or quoted on NASDAQ, then our stockholders would be able to rely on the market-based volume limitation. Unless and until our stock is so listed or quoted, our stockholders can only rely on the percentage based volume limitation described in the first bullet above.

Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144. The selling stockholders will not be governed by the foregoing restrictions when selling their shares pursuant to this prospectus.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions. These sales will be sold at the fixed price of $0.05 per share until a market develops for our stock. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this registration statement is declared effective by the Commission;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon the Company being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the selling stockholder and/or the purchasers. Each selling stockholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such selling stockholder’s business and, at the time of its purchase of such securities such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

We have advised each selling stockholder that it may not use shares registered on this registration statement to cover short sales of common stock made prior to the date on which this registration statement shall have been declared effective by the SEC. If a selling stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholders in connection with resales of their respective shares under this registration statement.

The Company is required to pay all fees and expenses incident to the registration of the shares, but the Company will not receive any proceeds from the sale of the common stock. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Gary R. Henrie, Attorney at Law, Las Vegas, Nevada. These legal matters include that shares of common stock to be sold by the selling shareholders is validly issued, fully paid and non-assessable. Mr. Henrie's address is 2510 E. Sunset Rd. Unit 5-779, Las Vegas, NV 89120.  Mr. Henrie is licensed to practice law in the State of Nevada, the state in which the Company is incorporated.

EXPERTS

The financial statements included in this prospectus and in the registration statement have been audited by EFP Rotenberg LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us and the common stock offered in this offering, we refer you to the registration statement and to the attached exhibits. With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matters involved.

You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of our registration statement from the SEC upon payment of prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Our SEC filings, including the registration statement and the exhibits filed with the registration statement, are also available from the SEC’s website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

Organic Treehouse Ltd.
(Formerly My Natural Baby Boutique Inc.)
(A Development Stage Company)
BALANCE SHEETS

	March 31,	December 31,
	2012	2011
ASSETS	(Unaudited)
Current assets:
Cash	$138,745	$95,188
Accounts receivable	5,363	-
Inventory	46,201	55,154
Total current assets	190,309	150,342

Website, net	4,750	5,000
Total assets	$195,059	$155,342

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accrued liabilities	$-	$1,212
Deferred revenue	20,041	24,166
Unissued common stock liability	52,000	-
Total current liabilities	72,041	25,378

Long term liabilities:
Note payable - stockholder	92,365	91,000

Total liabilities	$164,406	$116,378

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.001 par value, 75,000,000 shares authorized;
4,000,000 issued and outstanding at March 31, 2012 and December 31, 2011	$4,000	$4,000
Common Stock subscribed -10,000 shares	10	-
Additional paid-in capital	28,589	28,099
Stock subscription receivable	(500)	-
Retained earnings (deficit) accumulated during development stage	(1,446)	6,865

Total stockholders’ equity	$30,653	$38,964

Total liabilities and stockholders’ equity	$195,059	$155,342

See accompanying notes to financial statements.

Organic Treehouse Ltd.
(Formerly My Natural Baby Boutique Inc.)
(A Development Stage Company)
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended	Three Months Ended	December 8, 2010 (inception) through
	March 31,	March 31,	March 31,
	2012	2011	2012

Revenue:
Sales	$89,741	$663	$194,053
Cost of sales	77,792	1,505	168,886
Gross margin (loss)	11,949	(842)	25,167

Operating Expenses
Selling, general and administrative expenses	20,260	1,741	25,401

Net operating loss	(8,311)	(2,583)	(234)
Income tax expense	-	-	1,212
Net loss	$(8,311)	$ (2,583)	$(1,446)

Loss per common share:
- Basic and fully diluted	$0.00	$0.00

Weighted average number of shares
- Basic and fully diluted	4,000,000	4,000,000

See accompanying notes to financial statements.

Organic Treehouse Ltd.
(Formerly My Natural Baby Boutique Inc.)
(A Development Stage Company)
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
December 8, 2010 (Inception) to March 31, 2012
(Unaudited)

	Shares	Amount	Common Stock Subscribed	Additional Paid-in Capital	Stock Subscriptions Receivable	Retained Earnings (Deficit) Accumulated During Development Stage	Total Stockholders' equity

Issue of common stock on inception date at par value - $0.001	4,000,000	$4,000	$-	$-	$-	$-	$4,000
Stockholder contribution - December 13, 2010	-	-	-	1,000	-	-	1,000
Net loss	-	-	-	-	-	(15)	(15)
Balances, December 31, 2010	4,000,000	$4,000	$-	$1,000	$-	$(15)	$4,985
Stockholder contributions - April, June and December, 2011	-	-	-	27,099	-	-	27,099
Net profit	-	-	-	-	-	6,880	6,880
Balances, December 31, 2011	4,000,000	$4,000	$-	$28,099	$-	$6,865	$38,964
Stock subscriptions receivable - March 2012, 10,000 shares at $.05 per share	-	-	10	490	(500)	-	-
Net loss	-	-	-	-	-	(8,311)	(8,311)
Balances, March 31, 2012	4,000,000	$4,000	$10	$28,589	$(500)	$(1,446)	$30,653

See accompanying notes to financial statements.

Organic Treehouse Ltd.
(Formerly My Natural Baby Boutique Inc.)
(A Development Stage Company)
STATEMENTS OF CASH FLOWS
(Unaudited)

	For The	For The
	Three Months Ended	Three Months Ended	December 8, 2010 (inception) through
	March 31,	March 31,	March 31,
	2012	2011	2012
Cash flows from operating activities:
Net loss	$(8,311)	$(2,583)	$(1,446)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Amortization of website	250	-	250
Changes in Assets and Liabilities:
Increase in accounts receivable	(5,363)	-	(5,363)
(Increase) decrease in inventory	8,953	-	(46,201)
Increase (decrease) in accrued liabilities	153	-	1,365
Increase (decrease) in deferred revenue	(4,125)	-	20,041
Net cash used in operating activities	(8,443)	(2,583)	(31,354)

Cash flows from investing activities:
Increase in website development costs	-	(5,000)	(5,000)
Cash flows from financing activities:
Note payable – stockholder	-	5,099	91,000
Issuance of common stock	-	-	4,000
Stockholder capital contributions	-	-	28,099
Proceeds received for common stock to be issued	52,000	-	52,000
Net cash flows provided by financing activities	52,000	5,099	175,099

Net increase (decrease) in cash	43,557	(2,484)	138,745

Cash, beginning of period	95,188	4,985	-

Cash, end of period	$138,745	$2,501	$138,745

Supplemental disclosures of cash flow information:
Cash paid during development stage for interest	$-	$-	$-
Cash paid during development stage for taxes	$1,212	$-	$1,212

See accompanying notes to financial statements.

Organic Treehouse Ltd.
(Formerly My Natural Baby Boutique Inc.)
(A Development Stage Company)
Notes to Financial Statements
March 31, 2012

Note 1 – Description of the Development Stage Business

Organic Treehouse Ltd. (the “Company”) a Nevada corporation incorporated on December 8, 2010, a development stage wholesale and retail distribution company planning to sell all of its products over the internet, operates in the organic infant and toddler products business market.  The Company’s organic products consist of infant and toddler clothing, toys, towels, wash clothes, bibs, disposable products, skin care, blankets, baby wraps and slings, wet bags and other accessories.   The Company changed its name from My Natural Baby Boutique Inc. to Organic Treehouse Ltd. on January 3, 2012.

Sales of the Company’s products are made to juvenile specialty distributors and retail consumers. The Company buys all of its products from manufacturers located in the United States and all products are marketed under these manufacturers’ trademarks. The Company sells all of its products over the internet through its two websites, mynaturalbabyboutique.com and organictreehouse.net.  The Company is a development stage entity and its business activities are focused on developing a market for its products and selling the Company’s products to customers through its two websites. Its development stage activities include attracting customers to its websites by viral marketing, including placing advertisements and offering promotions on various baby weblogs or "blogs", online journals that are updated frequently and postings to other online communities. The Company has not generated any significant revenue from its website sales.

The Company’s future success will depend in part on its ability to distribute its organic baby products to distributors and retail customers in the United States and Hong Kong, its principal business markets. There can be no assurance that the Company will be successful in distributing its products into these markets.

In addition to the above mentioned risk factor of the future success of the Company’s product sales into the Hong Kong market, the Hong Kong market may also be subject to numerous contingencies, some of which are beyond management’s control. These contingencies include general and regional economic conditions, prices for the Company’s products, competition, and changes in regulation, various additional political, economic, and other uncertainties.

From the inception of the Company (December 8, 2010, date of inception) until March 31, 2012, the Company has generated $194,053 in revenues and has incurred net loss during that same period of $1,446. The Company however expects to generate losses in the near future, due to an anticipated increase in its general and administrative expenses. Therefore there is no assurance future operations will result in any profit. If the Company cannot generate sufficient revenues to operate profitably, the Company may need to cease its operations. If the business operations expands, operating expenses will increase and the profit margins may not be able to cover this increase in operating expenses and the Company may not be able to develop into a profitable business in the future. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation:  The accompanying financial statements include the accounts of the Company and have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) as promulgated by the Financial Accounting Standards Board (“FASB”) and the rules and regulations of the Securities and Exchange Commission (“SEC”).  References herein to GAAP are to topics within the FASB Accounting Standards Codification (the “FASB ASC”), which the FASB periodically revises through the issuance of an Accounting Standards Update (“ASU”) and which has been established by the FASB as the authoritative source for GAAP recognized by the FASB to be applied by nongovernmental entities.

Fiscal Year:  The Company's fiscal year ends December 31.

Use of Estimates:  The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheets and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ materially from those estimates. There were no significant estimates at March 31, 2012 and 2011.

Cash and Cash Equivalents:  The Company considers all highly-liquid investments purchased with original maturities of three months or less to be cash equivalents.

Financial Instruments:  The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

• Cash and cash equivalents, accounts receivable and accrued expenses – For those short term instruments, the carrying value is a reasonable estimate of fair value.

• Long term debt – The carrying value of the Company’s long term debt approximates fair value because interest rates under the Company’s potential future borrowings are variable, based on prevailing market rates.

                     Segments and Related Information: The Company operates primarily in one principal business segment, infant and toddler products.

Amortization of Website: The accompanying balance sheet reflects our websites at cost less accumulated amortization.  Our websites are www.organictreehouse.net and www.mynaturalbabyboutique.com. The amortization of the website for the three months ended March 31, 2012 and 2011 was $250 and $0, respectively.

Revenue Recognition:

Sales to consumers are recorded when goods are shipped and are reported net of allowances for estimated returns and allowances in the accompanying statements of income. Sales to the Company’s juvenile specialty distributor in Hong Kong, who holds the Company’s inventory under an inventory consignment agreement, are recorded as revenue based upon the monthly inventory usage reports received from this major customer, and are reported net of allowances for estimated returns and allowances in the accompanying statements of income. This juvenile specialty distributor in 2012 also started buying product outright from the Company, taking title to the inventory when the goods are received by them at their destination point. The inventory usage reports show the inventory shipments made by the major customer to its customers in Hong Kong.  Allowances for returns are estimated based on historical customer return rates.  The company has not had any product returns since inception.

   Price is fixed or determinable. Pursuant to the Jubilee inventory consignment agreement, we do not provide any price protection, stock rotation, right of return and/or other discount programs.  Accordingly, the fee for consigned inventory is considered fixed and determinable upon the shipment of the consigned inventory by Jubilee to Jubilee’s customers. The price is deemed to be fixed and determinable based on our successful collection history and our contractual arrangement with Jubilee.

    For inventory on consignment to Jubilee, we recognize revenue at the time of the shipment by Jubilee of the inventory to Jubilee’s customers.  Revenue is recognized at the contractual rate, which is equal to the cost of inventory plus a 15% markup plus shipping expenses.  If  we decide to sell slow-moving consigned inventory below the consigned inventory value, we still recognize revenue at the time that Jubilee ships the inventory to Jubilee’s customers and we would reduce the price at which we sell such inventory to Jubilee.  The decision to sell slow-moving inventory below the consigned inventory value is exclusively in our discretion and this decision occurs prior to the shipment of the inventory by Jubilee to Jubilee’s customers.

    For our “outright sales” to Jubilee, we do not grant any inventory credits or provide any other pricing allowances.  In the case of outright sales, we fix the price prior to shipping the product to Jubilee and we do not require an advance deposit from Jubilee.

    We have not sold any consigned inventory below inventory value or had any pricing adjustments since our inception.

The Company evaluates the criteria outlined in FASB ASC Subtopic 605-45, Revenue Recognition—Principal Agent Considerations, in determining whether it is appropriate to record the gross amount of product sales and related costs or the net amount earned as commissions. Generally, when the Company is primarily obligated in a transaction, is subject to inventory risk, has latitude in establishing prices and selecting suppliers, or has several but not all of these indicators, revenue is recorded gross. If the Company is not primarily obligated and amounts earned are determined using a fixed percentage, a fixed-payment schedule, or a combination of the two, the Company generally records the net amounts as commissions earned. The company records revenue as a principal pursuant to above mentioned majority of factors establishing that the revenue be recorded at gross. The Company sets its selling prices to Jubilee and selects all of its suppliers. Jubilee is to carry insurance against inventory loss but if there is any loss in excess of their insurance coverage, the loss may be borne by the Company and therefore the Company has some inventory risk.

Allowances Against Accounts Receivable:  The Company’s records allowances against accounts receivable based upon contractually agreed-upon deductions for items such as customer returns.  These deductions are recorded throughout the year commensurate with sales activity and historical product returns.    All such allowances are recorded as direct offsets to sales.  The Company gives all its customers a 30 day product return policy on all sales; the allowances are reduced to reflect such payments or credits issued against the customer’s account balance.  The Company analyzes the components of the allowances for customer deductions monthly and adjusts the allowances to the appropriate levels.  There were no product returns in 2011 and 2012, therefore no sales allowance or allowance for bad debts was recorded at March 31, 2012 and December 31, 2011.

 Deferred Revenue - Inventory Consignment Payments :  The Company has entered into an inventory consignment agreement with its juvenile specialty distributor in Hong Kong, Jubilee Rainbow Ltd. (“major customer”) that provides for an advance payment from this major customer of 50% of the Company’s total inventory value of the consigned inventory held by the major customer, which is generally a 15% markup on cost.  These advance payments are adjusted monthly based upon the monthly inventory usage reports received from this major customer.  These advance payments are applied against future Accounts Receivable payments due from this major customer. There was no inventory shipped to the major customer on a consignment basis in 2012.  The Company recognizes revenues as earned. Amounts billed in advance of the period in which the consigned inventory to the major customer is sold is recorded as a liability under the caption ‘‘Deferred revenue’’. Deferred revenue for the three months ended March 31, 2012 and December 31, 2011 was $20,041 and $24,166, respectively.
Provision for Income Taxes: The Company’s provision for income taxes includes all currently payable federal and state taxes that are based on the Company's taxable income and the change during the fiscal year in net deferred income tax assets and liabilities.  The Company provides for deferred income taxes based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates that will be in effect when the differences are expected to reverse.  The Company’s policy is to recognize the effect that a change in enacted tax rates would have on net deferred income tax assets and liabilities in the period that the tax rates are changed. There were no deferred income tax assets and income tax liabilities at March 31, 2012 and December 31, 2011.

Management evaluates items of income, deductions and credits reported on the Company’s various federal and state income tax returns filed and recognizes the effect of positions taken on those income tax returns only if those positions are more likely than not to be sustained.  Recognized income tax positions are measured at the largest amount that has a greater than 50% likelihood of being realized.  Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.  Based on its recent evaluation, the Company has concluded that there are no significant uncertain tax positions requiring recognition in the accompanying consolidated financial statements.  Tax years open to federal or state general examination or other adjustments were for the years ended 2011 and 2010.  The Company’s policy is to accrue interest expense and penalties as appropriate on any estimated unrecognized tax benefits as a charge to interest expense in the Company’s statements of operations.

Inventory Valuation: The preparation of the Company's financial statements requires careful determination of the appropriate dollar amount of the Company's inventory balances.  Such amount is presented as a current asset in the accompanying balance sheet and is a direct determinant of cost of goods sold in the accompanying statement of operations and, therefore, has a significant impact on the amount of net income in the reported accounting periods.  The basis of accounting for inventories is cost, which is the sum of expenditures and charges, both direct and indirect, incurred to acquire inventory.  Once cost has been determined, the Company’s inventory is then stated at the lower of cost or market, with cost determined using the first-in, first-out ("FIFO") method, which assumes that inventory quantities are sold in the order in which they are acquired.

On a periodic basis, management reviews its inventory quantities on hand for obsolescence, physical deterioration, changes in price levels and the existence of quantities on hand which may not reasonably be expected to be sold within the Company’s normal operating cycle.
The Company’s Vice President of Sales, who resides in Hong Kong where the inventory is held on consignment, will periodically physically inspect the consigned inventory quantities being held by Jubilee for physical deterioration.  To the extent that any of these conditions is believed to exist or the market value of the inventory expected to be realized in the ordinary course of business is otherwise no longer as great as its carrying value, an allowance against the inventory value is established.  To the extent that this allowance is established or increased during an accounting period, an expense is recorded in cost of goods sold in the Company's consolidated statements of income.  Only when inventory for which an allowance has been established is later sold or is otherwise disposed is the allowance reduced accordingly.  Significant management judgment is required in determining the amount and adequacy of this allowance.  In the event that actual results differ from management's estimates or these estimates and judgments are revised in future periods, the Company may not fully realize the carrying value of its inventory or may need to establish additional allowances, either of which could materially impact the Company's financial position and results of operations. There was no inventory reserve recorded at March 31, 2012 and December 31, 2011.

Earnings Per Share:  The Company calculates basic earnings per share by using a weighted average of the number of shares outstanding during the reporting periods.  Diluted shares outstanding are calculated in accordance with the treasury stock method, which assumes that the proceeds from the exercise of all exercisable options would be used to repurchase shares at market value.  There were no stock equivalents outstanding at March 31, 2012 and December 31, 2011. The following table sets forth the computation of basic and diluted net income per common share for the below periods:

	For The Three	For The Three
	Months Ended	Months Ended
	March 31,	March 31,
	2012	2011

Net loss	$(8,311)	$(2,583)

Loss per common share:
- Basic and fully diluted	$(0.00)	$(0.00)

Weighted average number of shares
- Basic and fully diluted	4,000,000	4,000,000

Advertising Costs: Advertising costs are expensed as incurred. Advertising costs for the three months ended March 31, 2012 and 2011 were $92 and $1,139, respectively, and these expenses are recorded under selling expenses.

Shipping and Handling Fees Charged to Customers and Reported as Revenue: Shipping and handling fees billed to customers are classified on the Statement of Income as ‘‘Net Sales’’. The associated shipping and handling costs are classified in ‘‘Cost of sales’’.  Shipping and handling costs were not significant.

Gift Cards:The Company will collect the proceeds from gift cards issued and record a liability for the full amount sold. This liability will be reduced when the Company honors redemptions of the gift cards as a form of tender. As a result, the Company will maintains a liability equivalent to 100% of the proceeds from unredeemed gift cards, less estimated unredeemed gift cards. For the three months ended March 31, 2012 and March 31, 2010 and from the period December 8, 2010 (date of inception) to March 31, 2012, there were no gift cards sales, therefore the “unredeemed gift certificates” liability was $0 at March 31, 2012 and 2011.

In recognizing the unredeemed gift card income above, the Company considered the guidance under ASC 405-20-40, Liabilities-Extinguishments of Liabilities-Derecognition paragraph 40-1 that states“A debtor shall derecognize a liability if and only if it has been extinguished. A liability under this standard has been extinguished if either of the following conditions is met: (a) the debtor pays the creditor and is relieved of its obligation for the liability or (b) the debtor is legally released from being the primary obligor under the liability either judicially or by the creditor.” The recognition of unredeemed gift card income is not expected to be material in future reporting periods. If we have future sales of gift cards, we will review historical gift card redemption information at each reporting period to assess the continued appropriateness of the gift card breakage rates and pattern of redemption.

Contingencies: Certain conditions may exist which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company, or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they arise from guarantees, in which case the guarantees would be disclosed.

Foreign Currency Transactions: For the three months ended March 31, 2012 and 2011, there are no gain and loss on foreign currency transaction as all transactions are denominated in US dollars.

Recently-Issued and Effective Accounting Standards:  On May 12, 2011, the FASB issued ASU No. 2011-04, Fair Value Measurement (Topic 820):  Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.   This ASU is intended to improve consistency across jurisdictions to ensure that U.S. GAAP and International Financial Reporting Standards (“IFRSs”) fair value measurement and disclosure requirements are described in the same way.  For public entities, the amendments in this ASU are to be applied prospectively effective for annual periods beginning after December 15, 2011, and early application is not permitted.

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Unissued Common Stock Liability: The Company recognizes Common Stock subscribed and paid for in the private placement (see note 7) as a liability on the accompanying balance sheet until the common shares are issued to the investors. The amount recorded at March 31, 2012 represents the value assigned to the common stock which had been subscribed to in the Company’s private placement. For the three months ended March 31, 2012, a total of $52,000 of Unissued Common Stock Liability was recorded, which represents a total of 1,040,000 common shares that were sold in the private placement that were paid for but not yet issued to the investors. A total of 1,050,000 shares of the Company’s common stock were sold in the Company’s private placement prior to March 31, 2012 and from this total, 10,000 shares were sold and not paid for as of March 31, 2012. All shares were sold at $0.05 per share and a subscription receivable amount of $500 was recorded at March 31, 2012 for these unpaid subscribed shares. All 1,040,000 shares were issued during April 2012 to satisfy this liability.

Note 3 – Inventory

Major classes of inventory were as follows:

	March 31,	December 31,
	2012	2011

Inventory – Finished Goods - New York	$6,119	$6,822
Inventory – Finished Goods - on Consignment – Hong Kong	40,082	48,332
Total finished goods inventory	$46,201	$55,154

On December 28, 2011, the Company signed an inventory consignment agreement with its major customer whereby the major customer will hold the Company’s inventory at its facilities in Hong Kong and will market and sell the Company’s inventory to its Hong Kong customers. When the inventory is shipped to its customers, the major customer immediately takes title to the inventory shipped and the Company bills accordingly to an oral agreement, a fixed price to its major customer which is a 15% markup on the value of the consigned inventory held by the major customer prior to their shipment to their customers.

The Company stores its New York inventory at a storage facility provided by the principal stockholder of the Company and no rent is charged by the principal stockholder to the Company.

Note 4 - Notes Payable - Stockholder:

On December 28, 2011 the stockholder signed a promissory grid note for $91,000 with the Company for future working capital requirements. The total outstanding principal and accrued interest is payable on December 31, 2014. Interest accrues from December 28, 2011. Interest accrues at a fixed simple interest rate of 6% per annum and the accrued interest that was due on this note at March 31, 2012 was $1,365, making the total note payable at March 31, 2012, $92,365. The loan is unsecured and may be prepaid at anytime without penalty. The stockholder is also the President, Principal Accounting Officer, Secretary and Sole Director of the Company at March 31, 2012.

Note 5 – Major Customer

The table below indicates the sales from the Company’s major customer, which represents more than 10% of sales.

	March 31,	March 31,
	2012	2011

Jubilee Rainbow Ltd.	$88,479	$-

Note 6 – Commitments and Contingencies

Marketing Agreement

On December 29, 2011, the Company entered into a marketing agreement with a Hong Kong marketing company called All Good Foundation Ltd. The Company agrees to pay a monthly fee of $5,000 starting January 1, 2012 for marketing services in the Hong Kong market. Total marketing expenses for the three months ended March 31, 2012 was $15,000.

Inventory Sales

The Company has an agreement with its major customer to sell all consigned inventory held by the major customer at a 15% markup of the consigned inventory value held or a total fixed price of $46,094 for future sales made by the major customer to its customers in Hong Kong.

Note 7 – Stockholders Equity

Stock Issuance

The Company’s Articles of Incorporation authorize 75,000,000 shares of $0.001 par value common stock. On December 8, 2010, the Company issued 4,000,000 shares of its Common Stock to the Company’s sole stockholder, at $0.001 par value per share, for total proceeds of $4,000.

Private Placement –

On March 1, 2012, the Company offered its common stock in a private placement in which it offered to sell to investors under Section 4(2) of the Securities Act and Regulation D promulgated thereunder a minimum of 900,000 shares of our common stock and a maximum amount offered of 3,000,000 shares of common stock, for an aggregate minimum purchase price of $45,000 and a maximum aggregate purchase price$150,000, or $0.05 per share.  This private placement was closed to investors on April 18, 2012. The Company sold 1,050,000 shares of common stock to 33 individual investors during the month of March 2012 and the Company raised a total of $52,500 from this private placement sale to these 33 investors, of which $52,000 was received and $500 is due from one investor for 10,000 shares subscribed (recorded at the par value of $10 under the caption common stock subscribed), as of March 31, 2012.  The $52,000 received from the sale of the 1,050,000 subscribed shares, which were not issued as of March 31, 2012, is recorded under the caption unissued common stock liability on the accompanying balance sheet. The $500 not received from the one subscriber of 10,000 shares is recorded under the caption stock subscription receivable on the accompanying balance sheet.

The Company has a contractual obligation under a Registration Rights Agreement that was entered into with the investors in this private placement that requires the Company to register the shares of our common stock sold in the private placement.  If the Company fails to cause the Registration Statement to be declared effective within 120 days from the date of the closing of our offering or by August 16, 2012, the Company will be in breach of our contractual obligation.  The registration rights agreement does not provide for any specific liquidated damages as a result of the breach, but investors would be able to take any action available to them at law for damages or otherwise as a result of the breach.

Note 8 – Subsequent Events

On April 18, 2012, the Company completed and closed the private placement and issued all shares to the investors. In April 2012 the Company issued and sold an additional 30,000 shares to 3 investors for total proceeds of $1,500 at $0.05 per share. In total, the Company sold to the stockholders during this private placement an aggregate of 1,080,000 shares of  common stock, for an aggregate purchase price of $54,000, or $0.05 per share. As a result of this private placement, the Company raised $54,000 in gross proceeds and the Company received $54,000 in net proceeds, as the Company incurred no expenses related to this offering. The $500 subscription receivable due from one investor was received in April 2012, before the Company closed the private placement.  With the exception of the matters discussed above, in accordance with ASC 855, the Company evaluated subsequent events through April 27, 2012, the date these financial statements were issued and there were no material subsequent events that required recognition or additional disclosure in these financial statements.

                                               Certified Public Accountants :  280 Kenneth Drive, Suite 100 :  Rochester, New York 14623 : 585.427.8900 :  EFPRottenberg.com

EFP
Rotenberg LLP
                   what counts

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Organic Treehouse, Ltd.

We have audited the accompanying balance sheets of Organic Treehouse, Ltd. as of December 31, 2011 and 2010, and the related statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2011 and for the period since inception (December 8, 2010) through December 31, 2011.  Organic Treehouse, Ltd.’s management is responsible for these financial statements.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Organic Treehouse, Ltd. as of December 31, 2011 and 2010, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2011 and for the period since inception (December 8, 2010) through December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, these conditions raise substantial doubt about its ability to continue as a going concern.  The financial statements do not include any adjustments related to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

/s/ EFP Rotenberg, LLP
EFP Rotenberg, LLP
Rochester, New York
February 10, 2012

Organic Treehouse Ltd.
(Formerly My Natural Baby Boutique Inc.)
(A Development Stage Company)
BALANCE SHEETS

	December 31,	December 31,
	2011	2010
ASSETS
Current assets:
Cash	$95,188	$4,985
Inventory	55,154	-
Total Current Assets	$150,342	$4,985

Website, net	5,000	-
Total assets	$155,342	$4,985

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accrued taxes payable	$1,212	$-
Deferred revenue	24,166	-
Total Current Liabilities	$25,378	$-

Long term liabilities:
Note payable - stockholder	91,000	-

Total Liabilities	$116,378	$-

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.001 par value, 75,000,000 shares authorized;
4,000,000 issued and outstanding December 31, 2011 and 2010	$4,000	$4,000
Additional paid-in capital	28,099	1,000
Retained Earnings (Deficit) accumulated during development stage	6,865	(15)

Total Stockholders’ Equity	$38,964	$4,985

Total liabilities and stockholders’ equity	$155,342	$4,985

See accompanying notes to financial statements.

Organic Treehouse Ltd.
(Formerly My Natural Baby Boutique Inc.)
(A Development Stage Company)
STATEMENTS OF OPERATIONS

	For The	December 8, 2010	December 8, 2010
	Year Ended	(inception) through	(inception) through
	December 31,	December 31,	December 31,
	2011	2010	2011

Revenue
Net Sales	$104,312	$-	$104,312
Cost of sales	91,094	-	91,094
Gross Margin	13,218	-	13,218

Operating Expenses
Selling, general and administrative expenses	5,126	15	5,141

Net operating income (loss)	8,092	(15)	8,077
Income tax expense	1,212	-	1,212
Net income (loss)	$6,880	$(15)	$6,865

Income (Loss) per common share:
- Basic and fully diluted	$0.00	$0.00

Weighted average number of shares
- Basic and fully diluted	4,000,000	4,000,000

See accompanying notes to financial statements.

Organic Treehouse Ltd.
(Formerly My Natural Baby Boutique Inc.)
(A Development Stage Company)
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
December 8, 2010 (Inception) to December 31, 2011
				Retained
				Earnings (Deficit
				Accumulated)
			Additional	During	Total
			Paid-in	Development	Stockholders'
	Shares	Amount	Capital	Stage	equity

Issue of common stock on date of inception - December 8, 2010 at par value $0.001 per share	4,000,000	$4,000	$-	$-	$4,000
Stockholder capital contribution - December 13, 2010	-	-	1,000	-	1,000
Net loss	-	-	-	(15)	(15)
Balance, December 31, 2010	4,000,000	$4,000	$1,000	$(15)	$4,985
Stockholder capital contributions - April, June and December, 2011	-	-	27,099	-	27,099
Net income	-	-	-	6,880	6,880

Balance, December 31, 2011	4,000,000	$4,000	$28,099	$6,865	$38,964

See accompanying notes to financial statements.

Organic Treehouse Ltd.
(Formerly My Natural Baby Boutique Inc.)
(A Development Stage Company)
STATEMENTS OF CASH FLOWS

	For The	December 8, 2010	December 8, 2010
	Year Ended	(inception) through	(inception) through
	December 31,	December 31,	December 31,
	2011	2010	2011
Cash flows from operating activities:
Net income (loss)	$6,880	$(15)	$6,865
Adjustments to reconcile net income (loss) to net cash used in operating activities:

Changes in Assets and Liabilities:
Increase in inventory	(55,154)	-	(55,154)
Increase in accrued liabilities	1,212	-	1,212
Increase in deferred revenue	24,166	-	24,166
Net cash used in operating activities	(22,896)	(15)	(22,911)

Cash flows used by investing activities:

Increase in website development costs	(5,000)	-	(5,000)

Cash flows from financing activities:
Note payable – stockholder	91,000	-	91,000
Issuance of common stock	-	4,000	4,000
Stockholder capital contributions	27,099	1,000	28,099
Net cash flows provided by financing activities	118,099	5,000	123,099

Net increase in cash	90,203	4,985	95,188

Cash, beginning of period	4,985	-	-

Cash, end of period	$95,188	$4,985	$95,188

Supplemental disclosures of cash flow information:
Cash paid during development stage for interest	$-	$-	$-
Cash paid during development stage for taxes	$-	$-	$-

See accompanying notes to financial statements.

Organic Treehouse Ltd.
(Formerly My Natural Baby Boutique Inc.)
(A Development Stage Company)
Notes to Financial Statements
December 31, 2011

Note 1 – Description of the Development Stage Business and Going Concern Considerations

Organic Treehouse Ltd. (the “Company”) a Nevada corporation incorporated on December 8, 2010, a development stage company planning to sell all of its products over the internet, operates in the organic infant and toddler products business segment market.  The Company’s organic products consist of infant and toddler clothing, toys, towels, wash clothes, bibs, disposable products, skin care, blankets, baby wraps and slings, wet bags and other accessories.   The Company’s name was China Green Clothing Inc. and it changed its name to My Natural Baby Boutique Inc. on April 29, 2011. On January 3, 2012 the Company changed its name from My Natural Baby Boutique Inc. to Organic Treehouse Ltd.

Sales of the Company’s products are made to juvenile specialty distributors and retail consumers. The Company buys all of its products from manufacturers located in the United States and all products are marketed under these manufacturers’ trademarks. The Company sells all of its products over the internet through its two websites, mynaturalbabyboutique.com and organictreehouse.net.  The Company is a development stage entity and its primary focus is to develop a market for its products and sell the Company’s products through its two websites. Its development stage activities include attracting customers to its websites by viral marketing, including placing advertisements and offering giveaways on various baby  weblogs or "blogs", online journals that are updated frequently and postings to other online communities. The Company has not generated any significant revenue from its website sales.

The Company’s future success will depend in part on its ability to distribute its organic baby products to distributors and retail customers in the United States and Hong Kong, its principal business markets. There can be no assurance that the Company will be successful in distributing its products into these markets.

In addition to the above mentioned risk factor of the future success of the Company’s product sales into the Hong Kong market, the Hong Kong market may also be subject to numerous contingencies, some of which are beyond management’s control. These contingencies include general and regional economic conditions, prices for the Company’s products, competition, and changes in regulation, various additional political, economic, and other uncertainties. As of December 31, 2011, almost all of the Company’s revenue was to its major customer who is located in Hong Kong and sells these products to its customers in the Hong Kong market.

From the inception of the Company (December 8, 2010, date of inception) until December 31, 2011, the Company has generated $104,312 in revenues and has incurred net income during that same period of $6,865. The Company however expects to generate losses in the near future, due to an anticipated increase in its general and administrative expenses. Therefore there is no assurance future operations will result in any profit. If the Company cannot generate sufficient revenues to operate profitably, the Company may need to cease its operations. If the business operations expands, operating expenses will increase and the profit margins may not be able to cover this increase in operating expenses and the Company may not be able to develop into a profitable business in the future. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation:  The accompanying financial statements include the accounts of the Company and have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) as promulgated by the Financial Accounting Standards Board (“FASB”) and the rules and regulations of the Securities and Exchange Commission (“SEC”).  References herein to GAAP are to topics within the FASB Accounting Standards Codification (the “FASB ASC”), which the FASB periodically revises through the issuance of an Accounting Standards Update (“ASU”) and which has been established by the FASB as the authoritative source for GAAP recognized by the FASB to be applied by nongovernmental entities.

Fiscal Year:  The Company's fiscal year ends December 31.

Use of Estimates:  The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheets and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ materially from those estimates. There were no significant estimates at December 31, 2011 and 2010.

Cash and Cash Equivalents:  The Company considers all highly-liquid investments purchased with original maturities of three months or less to be cash equivalents.

Financial Instruments:  The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

• Cash and cash equivalents, accounts receivable and accrued expenses – For those short term instruments, the carrying value is a reasonable estimate of fair value.

• Long term debt – The carrying value of the Company’s long term debt approximates fair value because interest rates under the Company’s potential future borrowings are variable, based on prevailing market rates and the interest rate on this debt approximates the Company’s current borrowing costs.

                    Segments and Related Information: The Company operates primarily in one principal business segment, infant and toddler products.

Amortization of Website: The accompanying balance sheet reflects our Websites at cost less accumulated amortization.  The Company accounts for its website development costs in accordance with Accounting Standards Codification (“ASC”) ASC 350-10 “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” (“ASC 350-10”).  These costs are included in other assets and captioned “Website”, in the accompanying financial statements. Our websites are www.organictreehouse.net and  www.mynaturalbabyboutique.com. The estimated useful life of the websites is 10 years. The amortization of the website for the year ended December 31, 2011, the year the websites were placed in service, is not significant.

Revenue Recognition: Sales to consumers are recorded when goods are shipped and are reported net of allowances for estimated returns and allowances in the accompanying statements of income. Sales to the Company’s juvenile specialty distributor in Hong Kong, Jubilee Rainbow Limited, “(Jubilee”) who hold the Company’s inventory under an inventory consignment agreement, are recorded as revenue at the time the Company receives the monthly inventory usage reports from Jubilee. The dates on the monthly inventory usage reports are based upon  when Jubilee ships this consigned inventory to its customers, and are reported net of allowances for estimated returns and allowances in the accompanying statements of income. The inventory usage reports show all inventory shipments made by Jubilee to its customers in Hong Kong.  Allowances for returns are estimated based on historical customer return rates.  The Company has not had any product returns since inception. Shipping and handling costs, net of amounts reimbursed by customers, are not material and are included in net sales. The Company recognizes revenue based on the below three criteria.

                   Delivery has occurred. The Company’s consignment agreement with Jubilee specifically sets forth when risk and title of the inventory is being transferred to Jubilee. Therefore, the Company determines that risk and title are transferred to Jubilee when the products are shipped by Jubilee to their customers and are no longer in Jubilee’s warehouse.  The Company receives monthly inventory usage reports from Jubilee, usually within 5 business days following the month of their inventory usage or shipments to their customers. For other customers, the Company ships the inventory to them from their US inventory stock or drop ships inventory directly from their  vendors to these other customers and revenue is recorded at the time of shipment.

                   Price is fixed or determinable. Pursuant to the Jubilee inventory consignment agreement, we do not provide any price protection, stock rotation, right of return and/or other discount programs.  Accordingly, the fee for consigned inventory is considered fixed and determinable upon the shipment of the consigned inventory by Jubilee to Jubilee’s customers. The price is deemed to be fixed and determinable based on our successful collection history and our contractual arrangement with Jubilee.

                  For inventory on consignment to Jubilee, we recognize revenue at the time of the shipment by Jubilee of the inventory to Jubilee’s customers.  Revenue is recognized at the contractual rate, which is equal to the cost of inventory plus a 15% markup plus shipping expenses.  If  we decide to sell slow-moving consigned inventory below the consigned inventory value, we still recognize revenue at the time that Jubilee ships the inventory to Jubilee’s customers and we would reduce the price at which we sell such inventory to Jubilee.  The decision to sell slow-moving inventory below the consigned inventory value is exclusively in our discretion and this decision occurs prior to the shipment of the inventory by Jubilee to Jubilee’s customers.

                  For our “outright sales” to Jubilee, we do not grant any inventory credits or provide any other pricing allowances.  In the case of outright sales, we fix the price prior to shipping the product to Jubilee and we do not require an advance deposit from Jubilee.

                  We have not sold any consigned inventory below inventory value or had any pricing adjustments since our inception.

                    Collectability is reasonably assured. The Company determines for all of its customers whether collectability is reasonably assured pursuant to the Company’s credit review policy. For a new customer, or when an existing customer substantially expands its commitments, the Company evaluates the customer’s financial position, the number of years the customer has been in business, the history of collection with the customer and the customer’s ability to pay and typically assigns a credit limit based on that review.

The Company evaluates the criteria outlined in FASB ASC Subtopic 605-45, Revenue Recognition—Principal Agent Considerations, in determining whether it is appropriate to record the gross amount of product sales and related costs or the net amount earned as commissions. Generally, when the Company is primarily obligated in a transaction, is subject to inventory risk, has latitude in establishing prices and selecting suppliers, or has several but not all of these indicators, revenue is recorded gross. If the Company is not primarily obligated and amounts earned are determined using a fixed percentage, a fixed-payment schedule, or a combination of the two, the Company generally records the net amounts as commissions earned.

The Company is obligated in the sales transaction with Jubilee to supply the inventory to them and take all the risk of loss of inventory while the inventory is stored by Jubilee for sale by Jubilee to the Hong Kong market. The Company selects all suppliers of the inventory and the Company has complete latitude in establishing the sales prices for the goods held on consignment by Jubilee and Jubilee has complete latitude to set their pricing to their customers in Hong Kong. At the time of the shipment and sale of the products by Jubilee, Jubilee assumes all the risks of collections from their customers. Jubilee does not need our permission to sell the Company’s goods below its cost plus the 15% markup to Jubilee.

Allowances Against Accounts Receivable:  The Company’s records allowances against accounts receivable based upon contractually agreed-upon deductions for items such as customer returns.  These deductions are recorded throughout the year commensurate with sales activity and historical product returns.    All such allowances are recorded as direct offsets to sales.  The Company gives all its retail customers a 30 day product return policy on all sales, the allowances are reduced to reflect such payments or credits issued against the customer’s account balance.  The Company analyzes the components of the allowances for customer deductions monthly and adjusts the allowances to the appropriate levels.  There were no accounts receivable at December 31, 2011 and 2010 and no product returns in 2011 and 2010, therefore no sales allowance was recorded at year end.

Inventory Consignment Payments/Deferred Revenue:  The Company has entered into an inventory consignment agreement with Jubilee, that provides for an advance payment from them of 50% of the Company’s total inventory value (inventory cost plus shipping charges) of the consigned inventory held by Jubilee.  These advance payments are adjusted monthly based upon the monthly inventory usage reports received from this major customer.  These advance payments are applied against future accounts receivable payments due from Jubilee. Please refer to the deferred revenue note below. Amounts billed in advance of the period in which the consigned inventory to Jubilee is sold, is recorded as a liability captioned ‘‘Deferred revenue’’ and was $24,166 and $0 for the years ended December 31, 2011 and 2010, respectively.

Provision for Income Taxes: The Company’s provision for income taxes includes all currently payable federal and state taxes that are based on the Company's taxable income and the change during the fiscal year in net deferred income tax assets and liabilities.  The Company provides for deferred income taxes based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates that will be in effect when the differences are expected to reverse.  The Company’s policy is to recognize the effect that a change in enacted tax rates would have on net deferred income tax assets and liabilities in the period that the tax rates are changed. There were no deferred income tax assets and income tax liabilities at December 31, 2011.

Management evaluates items of income, deductions and credits reported on the Company’s various federal and state income tax returns filed and recognizes the effect of positions taken on those income tax returns only if those positions are more likely than not to be sustained.  Recognized income tax positions are measured at the largest amount that has a greater than 50% likelihood of being realized.  Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.  Based on its recent evaluation, the Company has concluded that there are no significant uncertain tax positions requiring recognition in the accompanying consolidated financial statements.  Tax years open to federal or state general examination or other adjustments were for the tax year ended December 31, 2011.  The Company’s policy is to accrue interest expense and penalties as appropriate on any estimated unrecognized tax benefits as a charge to interest expense in the Company’s consolidated statements of income.

Inventory Valuation: The preparation of the Company's financial statements requires careful determination of the appropriate dollar amount of the Company's inventory balances.  Such amount is presented as a current asset in the accompanying balance sheet and is a direct determinant of cost of goods sold in the accompanying statement of income and, therefore, has a significant impact on the amount of net income in the reported accounting periods.  The basis of accounting for inventories is cost, which is the sum of expenditures and shipping charges, incurred to acquire the inventory.  Once cost has been determined, the Company’s inventory is then stated at the lower of cost or market, with cost determined using the first-in, first-out ("FIFO") method, which assumes that inventory quantities are sold in the order in which they are acquired.

On a periodic basis, management reviews its inventory quantities on hand for obsolescence, physical deterioration, changes in price levels and the existence of quantities on hand which may not reasonably be expected to be sold within the Company’s normal operating cycle.  The Company’s Vice President of Sales, who resides in Hong Kong where the inventory is held on consignment, will periodically physically inspect the consigned inventory quantities being held by Jubilee for physical deterioration.  To the extent that any of these conditions is believed to exist or the market value of the inventory expected to be realized in the ordinary course of business is otherwise no longer as great as its carrying value, an allowance against the inventory value is established.  To the extent that this allowance is established or increased during an accounting period, an expense is recorded in cost of goods sold in the Company's statements of operations.  Only when inventory for which an allowance has been established is later sold or is otherwise disposed is the allowance reduced accordingly.  Significant management judgment is required in determining the amount and adequacy of this allowance.  In the event that actual results differ from management's estimates or these estimates and judgments are revised in future periods, the Company may not fully realize the carrying value of its inventory or may need to establish additional allowances, either of which could materially impact the Company's financial position and results of operations. There was no inventory reserve recorded at December 31, 2011.

Earnings Per Share:  The Company calculates basic earnings per share by using a weighted average of the number of shares outstanding during the reporting periods.  Diluted shares outstanding are calculated in accordance with the treasury stock method, which assumes that the proceeds from the exercise of all exercisable options would be used to repurchase shares at market value.  There were no stock equivalents outstanding at December 31, 2011 and 2010. The following table sets forth the computation of basic and diluted net income per common share for fiscal year 2011 is as follows:

	For The	December 8, 2010
	Year Ended	(inception) through
	December 31,	December 31,
	2011	2010

Net income (Loss)	$6,880	$(15)

Income (Loss) per common share:
- Basic and fully diluted	$0.00	$0.00

Weighted average number of shares
- Basic and fully diluted	4,000,000	4,000,000

Advertising Costs: Advertising costs are expensed as incurred. Advertising expense totaled $1,421 for the year ended December 31, 2011.

Shipping and Handling Fees Charged to Customers and Reported as Revenue: Shipping and handling fees billed to customers are classified on the Statement of Income in ‘‘Net Sales’’. The associated shipping and handling costs are classified in ‘‘Cost of sales’’.  Shipping and handling costs were not significant.

Gift Cards:The Company will collect the proceeds from gift cards issued and record a liability for the full amount sold. This liability will be reduced when the Company honors redemptions of the gift cards as a form of tender. As a result, the Company will maintains a liability equivalent to 100% of the proceeds from unredeemed gift cards, less estimated unredeemed gift cards. For the year December 31, 2011 and the period December 8, 2010 to December 31, 2010 and for the period December 8, 2010 (date of inception) to December 31, 2011, there were no gift cards sales, therefore the “unredeemed gift certificates” liability was $0 at December 31, 2011 and 2010.

In recognizing the unredeemed gift card income above, the Company considered the guidance under ASC 405-20-40, Liabilities-Extinguishments of Liabilities-Derecognition paragraph 40-1 that states“A debtor shall derecognize a liability if and only if it has been extinguished. A liability under this standard has been extinguished if either of the following conditions is met: (a) the debtor pays the creditor and is relieved of its obligation for the liability or (b) the debtor is legally released from being the primary obligor under the liability either judicially or by the creditor.” The recognition of unredeemed gift card income is not expected to be material in future reporting periods. If we have future sales of gift cards, we will review historical gift card redemption information at each reporting period to assess the continued appropriateness of the gift card breakage rates and pattern of redemption.

Contingencies: Certain conditions may exist which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company, or unasserted claims that may result in such proceedings, the Company would obtain legal counsel to evaluate the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they arise from guarantees, in which case the guarantees would be disclosed.

Foreign Currency Transactions: For the years ended December, 2011 and 2010, there are no gain and loss on foreign currency transaction as all transactions are denominated in US dollars.

Recently-Issued Accounting Standards:  On May 12, 2011, the FASB issued ASU No. 2011-04, Fair Value Measurement (Topic 820):  Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.   This ASU is intended to improve consistency across jurisdictions to ensure that U.S. GAAP and International Financial Reporting Standards (“IFRSs”) fair value measurement and disclosure requirements are described in the same way.  For public entities, the amendments in this ASU are to be applied prospectively effective for annual periods beginning after December 15, 2011, and early application is not permitted.  The Company does not anticipate that its adoption of ASU No. 2011-04 will impact its financial statements.

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Note 3 – Inventory

Major classes of inventory were as follows:

	December 31,	December 31,
	2011	2010

Inventory – Finished Goods - New York	$6,822	$-
Inventory – Finished Goods - on Consignment – Hong Kong	48,332	-
Total inventory	$55,154	$-

The Company signed an inventory consignment agreement with Jubilee whereby they will hold the Company’s inventory at its facilities in Hong Kong and will market and sell the Company’s inventory to their Hong Kong customers. When the inventory is shipped to their customers in Hong Kong, Jubilee immediately takes title to the inventory and the Company bills an agreed upon price, which is a 15% markup on the Company’s cost plus shipping (“consigned inventory value”) at the time of notification of the shipment of the consigned goods to their customers.

The Company stores its New York inventory at a storage facility provided by the principal stockholder of the Company and no rent is charged by the principal stockholder to the Company.

Note 4 - Notes Payable - Stockholder:

On December 28, 2011 the stockholder signed a promissory grid note for $91,000 with the Company for future working capital requirements. The total outstanding principal and accrued interest is payable on December 31, 2014. Interest accrues from December 28, 2011. Interest accrues at a fixed simple interest rate of 6% per annum. The loan is unsecured and may be prepaid at anytime without penalty. The stockholder is also the President, Principal Accounting Officer, Secretary and Sole Director of the Company at December 31, 2011. Accrued interest for the year ended December 31, 2011 was not significant.

Note 5– Income Taxes

There were no deferred tax assets or liabilities at December 31, 2011. The Company's provision for income taxes on operations is based upon effective federal tax rates of 15% in fiscal years 2011.   There is no state corporate tax in the state of Nevada.

The Company’s income tax provision for fiscal year 2011 is summarized below:

	Current	Deferred	Total

Federal	$1,212	$-	$1,212
State	-	-	-
	$1,212	$-	$1,212

Note 6 – Concentrations -Major Customer Sales

The table below indicates the sales to the Company’s major customer Jubilee, which represents more than 10% of sales.  The Company has 97% of its sales in Hong Kong.

	December 31,	December 31,
	2011	2010

Jubilee Rainbow Ltd.	$101,163	$-

Note 7 – Commitments and Contingencies

Marketing Agreement

On December 29, 2011, the Company entered into a marketing agreement with a Hong Kong marketing company called All Good Foundation Ltd. The Company agrees to pay a monthly fee of $5,000 starting January 1, 2012 for marketing services in the Hong Kong market.

Inventory Sales

At December 31, 2011, the Company has an oral agreement with Jubilee to sell all consigned inventory held by Jubliee at a 15% markup of the consigned inventory value held or a total fixed price of $55,581, for future sales made by Jubilee to its customers in Hong Kong in 2012.

Note 8 – Stockholders Equity

Stock Issuance

The Company’s Articles of Incorporation authorize 75,000,000 shares of $0.001 par value common stock. On December 8, 2010, the Company issued 4,000,000 shares of its Common Stock to the Company’s sole stockholder, at $0.001 par value per share, for total proceeds of $4,000.

Note 9 – Subsequent Events

The Company has determined that there are no subsequent events that require disclosure pursuant to FASB ASC Topic 855, as revised. Subsequent events have been evaluated through February 10, 2012, the date to which these financial statements were available to be issued.

1,080,000  Shares

ORGANIC TREEHOUSE LTD.

Common Stock

PROSPECTUS

   _________________, 2012

Until ____, 2012 (X days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered.  All amounts, other than the SEC registration fee, are estimates.  We will pay all these expenses.

Commission filing fee	$300
Legal fees and expenses	5,000
Accounting fees and expenses	2,000
Printing and marketing expenses	500
Miscellaneous	200
Total	$8,000

Item 14.  Indemnification of Directors and Officers

Our bylaws provide for the indemnification of our present and prior directors and officers or any person who may have served at our request as a director or officer of another corporation in which we own shares of capital stock or of which we are a creditor, against expenses actually and reasonably incurred by them in connection with the defense of any actions, suits or proceedings in which they, or any of them, are made parties, or a party, by reason of being or having been director(s) or officer(s) of us or of such other corporation, in the absence of negligence or misconduct in the performance of their duties.  This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Insofar as indemnification by us for liabilities arising under the Exchange Act may be permitted to our directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable.  In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

Item 15.  Recent Sales of Unregistered Securities

On December 8, 2010 we issued 4,000,000 shares of our common stock at a price of $0.001 per share (our par value) to Sophia Movshina upon the formation of our company for $4,000. These securities were issued without a prospectus pursuant to Section 4(2) of the Securities Act.

We relied on Section 4(2) of the Securities Act in connection with the above issuances of securities based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

On April 18, 2012, we completed a private placement in which we issued and sold to the selling stockholders during the private placement an aggregate of 1,080,000 shares of our common stock, for an aggregate purchase price of $54,000, or $0.05 per share. As a result of this private placement, we raised $54,000 in gross proceeds and we received $54,000 in net proceeds, as we incurred no expenses related to this offering.

The foregoing issuance was made in reliance upon exemptions provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder.  Less than 35 of the investors who invested in the private placement were not accredited investors.  All of the remaining investors who invested in the private placement are accredited investors as defined in Rule 501 of Regulation D.  All of the investors purchased the shares in a private transaction that did not involve any general solicitation or public advertisement.

Item 16. Exhibits.

Exhibit No.	Description
3.1	Amended and Restated Articles of Incorporation of Organic Treehouse Ltd, or the Company*
3.2	Bylaws of the Company, as amended to date*
5	Opinion of Law Offices of Gary R. Henrie of as to the legality of the shares*
10.1	Subscription Agreement, between the Company and Sophia Movshina, dated December 8, 2011*
10.2	Form of Subscription Agreement for Private Placement*
10.3	Registration Rights Agreement, dated April 18, 2012, among the investors in the Private Placement and the Company.*
10.4	Promissory Note, dated December 28, 2011, between the Company and Sophia Movshina*
10.5	Inventory Consignment Agreement, dated December 28, 2011, between Jubilee Rainbow Limited and the Company*
10.6	All Good Foundation Agreement**
23.1	Consent of EFP Rotenberg LLP** *
23.2	Consent of Law Offices of Gary R. Henrie*
99	NASDAQ Rule 4200(a)(15) regarding Director Independence *
*Filed with the initial filing of the S-1 on April 30, 2012
** Filed with Amendment No. 1 to the S-1 on June 4, 2012
** * Filed herewith

Item 17.  Undertakings

The undersigned registrant hereby undertakes:

1.           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2.           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.           To remove from registration by means of a post-effective amendment any of the securities being registered hereby, which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Suffern, NY on the 26 th day of June, 2012.

ORGANIC TREEHOUSE LTD.
By:	/s/Sophia Movshina
Sophia Movshina President, Treasurer and Secretary Principal Executive Officer and Principal Financial Officer and Chief Accounting Officer and Director

Signature	Title

/s/ SOPHIA MOVSHINA	President, Treasurer and Secretary Principal Executive Officer and Principal Financial Officer and Chief Accounting Officer and Director
Sophia Movshina

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amended and Restated Articles of Incorporation of Organic Treehouse Ltd, or the Company*
3.2	Bylaws of the Company, as amended to date*
5	Opinion of Law Offices of Gary R. Henrie of as to the legality of the shares*
10.1	Subscription Agreement, between the Company and Sophia Movshina, dated December 8, 2011*
10.2	Form of Subscription Agreement for Private Placement*
10.3	Registration Rights Agreement, dated April 18, 2012, among the investors in the Private Placement and the Company.*
10.4	Promissory Note, dated December 28, 2011, between the Company and Sophia Movshina*
10.5	Inventory Consignment Agreement, dated December 28, 2011, between Jubilee Rainbow Limited and the Company*
10.6	All Good Foundation Agreement**
23.1	Consent of EFP Rotenberg LLP** *
23.2	Consent of Law Offices of Gary R. Henrie*
99	NASDAQ Rule 4200(a)(15) regarding Director Independence *
*Filed with the initial filing of the S-1 on April 30, 2012
** Filed with Amendment No. 1 to the S-1 on June 4, 2012
** * Filed herewith